Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and between

BRAND HOLDINGS, LLC,

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC.,

and

FR BRAND ACQUISITION CORP.

Dated December 29, 2006

i

ii

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is made as of December 29, 2006, by and between BRAND HOLDINGS, LLC, a Delaware limited liability company (“Seller”), BRAND ENERGY & INFRASTRUCTURE SERVICES, INC., a Delaware corporation (the “Company”), and FR BRAND ACQUISITION CORP., a Delaware corporation (“Purchaser”).  Capitalized terms used in this Agreement not otherwise defined have the meanings ascribed to them in Section 1.01.

R E C I T A L S

WHEREAS, Seller owns all of the issued and outstanding shares (the “Shares”) of Common Stock, par value $0.01 per share (“Common Stock”), of the Company; and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01           Definitions.  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

“Acquisition” shall have the meaning set forth in Section 2.01.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this agreement and all amendments made hereto by written agreement by and between Seller, the Company and Purchaser, including all Schedules and Exhibits attached hereto.

“Alternative Arrangements” shall have the meaning set forth in Section 8.08(a).

“Applicable Law” means all applicable laws (including, without limitation, common law), statutes, ordinances, codes, rules, regulations, regulatory norms, administrative resolutions, Orders, decrees and other requirements of a Governmental Authority.

“Balance Sheet” means the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2005, as set forth in the Annual Report on Form 10-K of the Company for the year ended December 31, 2005.

“Brand Services” means Brand Services, Inc., a wholly owned subsidiary of the Company.

“Business Day” means each day other than Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or regulation to close.

“Claim Notice” shall have the meaning set forth in Section 8.06(a).

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Cash” means the aggregate amount of the Company’s and each of its Subsidiaries’ cash and cash equivalents on hand or in bank accounts as of immediately prior to the Closing on the Closing Date, less any amounts with respect to checks drawn against such cash but not yet cleared as of immediately prior to the Closing on the Closing Date, plus any amounts with respect to checks for the benefit of the Company and its Subsidiaries but not yet cleared as of immediately prior to the Closing on the Closing Date, and, in each case, net of any repatriation costs, including without limitation any Taxes, that would be incurred by the Company or any of its Subsidiaries in order to distribute or transfer any such cash or cash equivalent from any non-U.S. Subsidiary in which it is located as of immediately prior to the Closing on the Closing Date to the Company.

“Closing Date” shall have the meaning set forth in Section 2.02.

“Closing Date Statement” shall have the meaning set forth in Section 2.03(c)(i).

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company and its Subsidiaries outstanding as of immediately prior to the Closing on the Closing Date, but after giving effect to (i) the Preferred Redemption described in Section 2.04(a), (ii) the repayment at Closing of all Indebtedness of the Company and its Subsidiaries under the Senior Credit Agreement as described in Section 2.04(b), (iii) the PIK Note Repurchase described in Section 2.04(c), and (iv) the Senior Subordinated Note Repurchase described in Section 2.04(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in the Recitals to this Agreement.

“Company” shall have the meaning set forth in the Preamble to this Agreement.

“Company Employee” means any current or former employee, director, officer, consultant or agent of the Company or any of its Subsidiaries.

“Company Intellectual Property Rights” shall have the meaning set forth in Section 3.16(b)(iii).

“Company Material Adverse Effect” means any change, circumstance, event or condition that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries (taken as a whole); provided, however, that none of the following will be deemed, individually or collectively, to constitute a Company Material Adverse Effect: (i) the effect of any changes, circumstances or effects resulting from or relating to changes in general economic conditions, including, without limitation, any change affecting general national, international or regional political, economic, financial or capital market conditions, including changes in interest or exchange rates, that, in each such case, do not affect the Company and its Subsidiaries (taken as a whole) disproportionately as compared to other Persons in the industries in which they operate,  (ii) any changes in conditions or developments generally applicable to the industries in which the Company and its Subsidiaries operate that, in each such case, do not affect the Company and its Subsidiaries (taken as a whole) disproportionately as compared to other Persons in such industries in which they operate, (iii) the effect of any change arising in connection with earthquakes, acts of war or terrorism, military actions or the escalation thereof, that, in each such case, do not affect the Company and its Subsidiaries (individually or taken as a whole) disproportionately as compared to other Persons in such industries in which they operate, (iv) the effect of any changes in Applicable Laws, GAAP or interpretations thereof, (v) the effect of the Company’s ongoing interaction with the SEC relating to the Company’s segment reporting to the extent related to such reporting or (vi) any effect directly attributable to the public announcement of this Agreement and the transactions contemplated hereby.

“Competition Act” means the Competition Act (Canada).

“Competition Act Approval” means the Commissioner of Competition appointed under the Competition Act shall have (i) issued an advance ruling certificate under Section 102 of the Competition Act or (ii) advised Purchaser in writing that it has determined not to file an application for an Order under Part VIII of the Competition Act and any terms and conditions attached to such advice shall be acceptable to Purchaser.

“Compliant” shall have the meaning set forth in Section 5.08(a).

“Confidentiality Agreement” means that certain letter agreement, dated as of April 19, 2006, between Seller and an Affiliate of Purchaser.

“Consent” means any consent, approval, permit, waiver or authorization of, or registration or filing with, or notification to any Person.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, license, purchase order, commitment or other arrangement or agreement, whether written or oral.

“Current Assets” means, with respect to the Company and its consolidated Subsidiaries, as of the opening of business on the Closing Date, the current assets as determined in accordance with GAAP, in a manner consistent with the accounting policies, procedures, principles and classifications used in the preparation of the Financial Statements, and shall include trade accounts receivable (net of allowance for doubtful accounts), accrued revenue, and other current assets (excluding (i) the fair value of interest rate or currency swap assets, (ii) prepaid acquisition costs incurred in connection with the acquisitions of Interstate Scaffolding, Inc., Safway Steel Scaffolds Co. of Pittsburgh or the assets of Keating Self-Storage Ltd., (iii) prepaid interest, and (iv) the current portion of notes receivable in excess of $300,000), but shall exclude cash and cash equivalents and all assets related to federal, state, provincial, local, or foreign Income Taxes (both current and deferred).  Current Assets shall exclude all current assets related to any Post-Signing Acquisition. By way of example, Schedule 1.01 sets forth a calculation of Current Assets as of the Balance Sheet date.

“Current Liabilities” means, with respect to the Company and its consolidated Subsidiaries, as of the opening of business on the Closing Date, the current liabilities as determined in accordance with GAAP, in a manner consistent with the accounting policies, procedures, principles and classifications used in the preparation of the Financial Statements, and shall include accounts payable and accrued expenses, and deferred revenue, but shall exclude all liabilities for (x) the total estimated federal, state, provincial, local, or foreign Income Taxes attributable to periods beginning on or after January 1, 2006 less any estimated Tax payments made with respect to such Income Taxes for such periods, and (y) to the extent included in Closing Indebtedness or otherwise treated as a reduction in Purchase Price, current maturities of long-term debt, current maturities of notes payable and capital lease obligations, accrued interest, the fair value of interest rate or currency swap liabilities, accrued exit costs related to the lease facilities referred to in clause (viii) of the definition of Indebtedness, accruals related to deferred compensation yet to be paid to John Monter, Jeff Petersen, Dave Cichy and Steve Loftus, accrued legal expenses directly related to the preparation of the Registration Statement on Form S-1 and related documentation in connection with the Company’s pending initial public offering, and accrued severance related to the termination of John Monter, Dave Cichy, Steve Loftus, Ray Edwards, Scott Robinson and Jeff Peterson in 2005.  Current Liabilities shall exclude all current liabilities related to any Post-Signing Acquisition. By way of example, Schedule 1.01 sets forth a calculation of Current Liabilities as of the Balance Sheet date.

“Debt Commitment Letter” means the letter agreement between Morgan Stanley Senior Funding, Inc., Credit Suisse, Cayman Islands Branch, Credit Suisse Securities (USA) LLC and FR Brand Holdings Corp., dated as of the date hereof.

“D&O Indemnified Party” shall have the meaning set forth in Section 5.06(a).

“D&O Indemnifying Party” shall have the meaning set forth in Section 5.06(a).

“DGCL” means the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended.

“Employee” means each such person employed by the Company or any of its Subsidiaries as of the Closing Date.

“Employee Benefit Plan” means all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all employment, consulting, retention, change in control, fringe benefit, group insurance, transaction bonus, split-dollar life insurance, pension, superannuation, retirement, severance pay, vacation pay, awards, salary continuation, sick leave, disability, deferred compensation, bonus or other incentive compensation, stock or other equity-related award, restricted stock, stock purchase, stock option, phantom stock, employee loan programs, agreements, arrangements or practices under which (i) any Company Employee has any present or future right to benefits sponsored or maintained by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries has any present or future obligation or liability (contingent or otherwise), in each case, other than any Multiemployer Plan.  For the avoidance of doubt, the term “Employee Benefit Plan” shall exclude (x) any directors and officers insurance policy, (y) any employment or similar agreement which, pursuant to the terms thereof, does not become effective until the effectiveness of the Company’s pending initial public offering and (z) the limited liability company agreement of the Seller.

“Environmental Law” means any applicable foreign, federal, state, provincial, municipal or local law (including, without limitation, common law) statute, regulation, ordinance, court order or decision or other legal requirement relating to the protection of human health from contamination or pollution, the environment or natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.), the Safe Drinking Water Act (41 U.S.C. §§300f et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is treated as a single employer with the Company or any of its Subsidiaries under Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” shall have the meaning set forth in Section 2.03(b)(iii).

“Escrow Agreement” shall have the meaning set forth in Section 2.03(b)(iii).

“Estimated Purchase Price” shall have the meaning set forth in Section 2.03(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Closing Date Statement” shall have the meaning set forth in Section 2.03(c)(iv).

“Final Purchase Price” shall have the meaning set forth in Section 2.03(c)(iv).

“Financial Statements” shall have the meaning set forth in Section 3.05.

“Financing” means the financing transactions contemplated by the Financing Commitments.

“Financing Commitments” means the Debt Commitment Letter and that certain letter agreement between FR X Offshore, L.P., FR XI Offshore AIV, L.P. and Purchaser, dated as of the date hereof.

“Fundamental Representations” shall have the meaning set forth in Section 8.01.

“GAAP” shall mean, at any time or during any period, United States generally accepted accounting principles as in effect at such time or during such period (or if no period is specified, as of the date of this Agreement), applied on a consistent basis.

“Governmental Authority” means any federal, state, provincial, local or foreign court of competent jurisdiction, governmental agency, authority, department, instrumentality or regulatory body or arbitral or similar forum.

“Hazardous Material” means any form of substance, material, waste or other matter which is defined, characterized or regulated under any Environmental Law as “hazardous,” “toxic,” “a contaminant,” “a pollutant,” “carcinogenic,” “designated”, “controlled” or words of similar meaning or effect, including, without limitation, petroleum and its by-products, asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any Tax on or measured by gross or net income, profits, receipts or earnings.  For the avoidance of doubt, Income Tax shall exclude, without limitation, withholding taxes, sales and use taxes, royalty taxes, property taxes, and, except with respect to jurisdictions where franchise taxes are paid in lieu of income taxes, franchise taxes.

“Indebtedness” shall mean, with respect to any Person, (i) all indebtedness of such Person for borrowed money (including, without limitation, (x) accrued interest and any premiums, costs or penalties associated with prepaying any such indebtedness and terminating any rate or currency swap, or other hedging, agreements, and (y) with respect to any PIK Notes or Senior Subordinated Notes not tendered or repurchased pursuant to Section 2.04(c)(ii) or Section 2.04(d)(ii), respectively, the amount which equals the difference between the amount which would have been paid for such notes if such PIK Notes or Senior Subordinated Notes, as the case may be, were tendered and repurchased in the PIK Note Repurchase or Senior Subordinated Note Repurchase, respectively, and the face amount of such PIK Notes or Senior Subordinated Notes), (ii) any indebtedness for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business and payable in accordance with customary practices), (iii) any other indebtedness of such Person that is evidenced by a note, bond, debenture or similar instrument, (iv) all obligations of such Person under financing or capital leases, (v) all indebtedness of any other Person secured by any Lien on any property of such Person, (vi) amounts drawn under surety bonds or letters of credit, guarantees or similar obligations of such Person in respect of indebtedness of any other Person; provided, however, that, in no event shall any undrawn letters of credit, surety bonds or performance bonds of the Company be deemed “Indebtedness” for the purposes of this Agreement, (vii) all accrued deferred bonuses, deferred compensation, severance and other similar payment obligations with respect to Company Employees no longer employed by the Company or any of its Subsidiaries as of the Closing Date, but excluding any such amounts payable pursuant to that certain Second Amended and Restated Employment Agreement between John Monter and Brand Services, Inc. entered into on June 20, 2005, effective as of January 1, 2005, as amended from time to time, to the extent such amounts are included in the definition of Transaction Expenses hereunder, (viii) any lease breakage costs incurred and unpaid as of the Closing Date for leases or subleases for the properties located at 4810 Dufferin Street, Toronto, Ontario, Canada and 4700 West Drive,  Pasadena, Texas which the Company or its Subsidiaries were a party prior to the Closing Date, (ix) all unpaid legal and other expenses related to the preparation and filing of the Company’s Registration Statement on Form S-1 and related documentation in connection with the Company’s pending initial public offering and (x) an amount equal to the total estimated federal, state, provincial, local, or foreign Income Taxes attributable to periods beginning on or after January 1, 2006 less any estimated Tax payments made with respect to such Income Taxes for such periods; provided, however, that, in no event shall any Indebtedness of the Company or any of its Subsidiaries owing to the Company or any of its Wholly-Owned Subsidiaries be deemed Indebtedness for the purposes of this Agreement.

“Indemnification Expiration Date” shall have the meaning set forth in Section 8.01.

“Indemnifying Party” shall have the meaning set forth in Section 8.06.

“Indemnitee” shall have the meaning set forth in Section 8.06.

“Indemnitee Threshold” shall have the meaning set forth in Section 8.05(a).

“Indemnity Escrow Account” shall have the meaning set forth in Section 2.03(b)(iii).

“Indemnity Escrow Amount” means $20 million.

“Intellectual Property Rights” means any and all rights under United States, Canadian and foreign intellectual property whether registered or not, including, without limitation, all trademarks (including service marks), trade names, domain names, and associated goodwill, patents, technology and know-how, trade secrets and confidential or proprietary information, copyrights and copyrightable works.

“IP Contract” means a Contract concerning Intellectual Property Rights to which the Company or one of its Subsidiaries is a party and which is necessary to permit the Company and its Subsidiaries to operate their business, taken as a whole, in a manner materially consistent with past practices.

“Knowledge” when used in any representation or warranty with respect to Seller or the Company means actual knowledge, after reasonable inquiry, of any of the individuals set forth on Annex I and when used in any representation or warranty with respect to Purchaser means actual knowledge, after reasonable inquiry, of Alan Schwartz, Tim Day, Jeff Quake and Gary Reaves.

“Leases” shall have the meaning set forth in Section 3.14(b).

“Legal Proceeding” means any judicial, administrative, or arbitral action, suit, proceeding (public or private), claim or investigation by or before any Governmental Authority.

“Liabilities” shall have the meaning set forth in Section 3.06(a).

“Liens” means, collectively, all mortgages, liens, charges, claims, options to purchase, restrictions on transfer, title retention agreements or other encumbrances of any kind.

“Marketing Period” shall have the meaning set forth in Section 5.08(a).

“Material Contracts” shall have the meaning set forth in Section 3.08(a).

“Multiemployer Plan” means (i) all multiemployer plans within the meaning of Section 3(37) of ERISA as to which the Company, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability (contingent or otherwise), and (ii) any other plan provided for current or former non-U.S. employees of the Company or any of its Subsidiaries (other than such plans that are mandated by Applicable Law and administered by a Governmental Authority) to which the Company or any of its Subsidiaries is required to contribute and which is not maintained or administered by the Company or its Subsidiaries.

“Net Working Capital” means the difference of (x) the Current Assets, minus (y) the Current Liabilities (it being understood that Net Working Capital may be either a positive or negative number).

“Net Working Capital Adjustment Amount” shall mean the difference of (x) the Net Working Capital, minus (y) the Target Net Working Capital (it being understood that the Net Working Capital Adjustment Amount may be either a positive or negative number); provided, however, that in the event that either (A) the Net Working Capital exceeds the Target Net Working Capital by an amount that is equal to or less than $1,000,000, or (B) the Target Net Working Capital exceeds the Net Working Capital by an amount that is equal to or less than $1,000,000, then, in either such case, the Net Working Capital Adjustment Amount shall equal zero.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, settlement, stipulation or award.

“Other Antitrust Laws” means the antitrust and competition laws of all jurisdictions other than those of the United States and Canada.

“Owned Properties” shall have the meaning set forth in Section 3.14(a).

“Permits” shall have the meaning set forth in Section 3.17.

“Permitted Exceptions” means (i) all non-monetary defects, exceptions, restrictions, easements, rights of way and encumbrances of record identified as exceptions to title (other than customary general title exceptions) in policies of title insurance which have been made available to Purchaser prior to the date hereof, (ii) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor on the Balance Sheet, (iii) Liens in respect of deferred purchase prices payable under purchase agreements entered into in the ordinary course of business consistent with past practices, (iv) Liens arising under leases (whether as lessor or lessee) or subleases (whether as sublessor or sublessee) with third parties entered into in the ordinary course of business consistent with past practices other than any such leases or subleases of real property, (v) rights of set-off of banks, (vi) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of governmental insurance benefits or social security, or to secure the performance of tenders, statutory obligations, insurance obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties not yet due or payable in connection with the importation of goods as to which adequate reserves therefor have been established on the Balance Sheet, (viii) Liens arising under the Senior Credit Agreement, the Senior Subordinated Indenture or the PIK Indenture, in each case, which shall be fully released at or prior to the Closing, (ix) mechanics’, carriers’, workers’, landlords’, repairers’, and similar Liens arising or incurred in the ordinary course of business consistent with past practices, (x) zoning, entitlement and other land use and environmental restrictions by any Governmental Authority relating to the use or occupancy of the assets to which they relate or the activities conducted thereon, none of which are violated by the current use or occupancy or operation of the assets to which they relate, and (xi) such other imperfections in title, charges, easements, restrictions and encumbrances which, individually or in the aggregate, do not and are not reasonably likely to (A) materially detract from the value of or materially interfere with the continued use and operation of the assets or properties to which they relate, as used on the date hereof, or (B) materially interfere with the ordinary course of business of the Company and its Subsidiaries taken as a whole.

“Person” means any individual, partnership, joint venture, association, joint stock company, corporation, trust, trustee, limited liability company, unincorporated organization, or other entity, including, without limitation, a Governmental Authority.

“PIK Indenture” means that certain Indenture, dated as of October 16, 2002, among the Company and The Bank of New York Trust Company of Florida, N.A., as trustee, as amended, modified or supplemented from time to time.

“PIK Note Repurchase” shall have the meaning set forth in Section 2.04(c)(ii).

“PIK Notes” means the 13% Senior Subordinated Pay-In-Kind Notes due 2013 issued by the Company pursuant to the PIK Note Indenture.

“Post-Signing Acquisition” means any acquisition by the Company or any of its Subsidiaries of any other Person or business (whether by means of stock or equity purchase, merger or asset purchase) that, as expressly permitted by and in accordance with the provisions of this Agreement, is consummated by the Company or any of its Subsidiaries on or after the date hereof but on or prior to the Closing Date.

“Post-Signing Acquisition Costs” means the aggregate purchase price, whether paid from cash on hand or through the proceeds of additional Indebtedness, paid in cash by the Company and its Subsidiaries prior to the Closing in connection with any Post-Signing Acquisitions together with all reasonable fees, costs and expenses of third parties incurred by the Company or any of its Subsidiaries in connection with the negotiation and the consummation of such Post-Signing Acquisitions to the extent such fees, costs and expenses are paid prior to Closing.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 8.02(c)(i).

“Preferred Redemption” shall have the meaning set forth in Section 2.04(a).

“Preferred Stock” shall have the meaning set forth in Section 2.04(a).

“Purchase Price” shall have the meaning set forth in Section 2.01.

“Purchase Price Escrow Account” shall have the meaning set forth in Section 2.03(b)(iv).

“Purchase Price Escrow Amount” means $3 million.

“Purchaser” shall have the meaning set forth in the Preamble to this Agreement.

“Purchaser Cure Period” shall have the meaning set forth in Section 7.01(a)(iv).

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.02.

“Purchaser Losses” shall have the meaning set forth in Section 8.02.

“Purchaser Material Adverse Effect” means any change, circumstance, event or condition that, individually or in the aggregate, materially impairs or delays, or would reasonably be likely to materially impair or delay, the ability of Purchaser to consummate the Acquisition or any of the other transactions contemplated by this Agreement.

“Purchaser’s Benefit Plans” shall have the meaning set forth in Section 5.09(b).

“Referral Firm” shall have the meaning set forth in Section 2.03(c)(iv).

“Required Information” shall have the meaning set forth in Section 5.08(b).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 3.05.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning set forth in the Preamble to this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.03.

“Seller Losses” shall have the meaning set forth in Section 8.03.

“Seller Material Adverse Effect” means any change, circumstance, event or condition that, individually or in the aggregate, materially impairs or delays, or would reasonably be likely to materially impair or delay, the ability of Seller to consummate the Acquisition or any of the other transactions contemplated by this Agreement.

“Seller Payment Adjustment Amount” shall have the meaning set forth in Section 2.03(c)(vi)(C).

“Senior Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of July 29, 2005, among Brand Services, Credit Suisse, as administrative agent, and the lenders named therein, as amended, modified or supplemented from time to time.

“Senior Subordinated Indenture” means that certain Indenture, dated as of October 16, 2002, among Brand Services and The Bank of New York Trust Company of Florida, N.A., as trustee, as amended, modified or supplemented from time to time.

“Senior Subordinated Note Repurchase” shall have the meaning set forth in Section 2.04(d)(ii).

“Senior Subordinated Notes” means the 12% Senior Subordinated Notes due 2012 issued by Brand Services pursuant to the PIK Note Indenture.

“Shares” shall have the meaning set forth in the Recitals to this Agreement.

“Specified Employee” means either Paul T. Wood or Anthony A. Rabb.

“Straddle Period” shall have the meaning set forth in Section 8.02(c)(i).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, or other legal entity, of which such Person (x) owns, directly or indirectly, more than 50% of the stock or other ownership interests of such other legal entity or (y) controls the vote or otherwise has the right to elect, nominate or designate, more than 50% of the board of directors or other governing body of such corporation or other legal entity.

“Target Net Working Capital” means $92,500,000.

“Tax” means any federal, state, provincial, local, or foreign income, gross receipts, capital, license, payroll, employment, excise, severance, stamp, occupation, windfall profits, environmental (including taxes under Code section 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), Canadian government pension plan premiums or contributions, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever or any obligation to contribute to the payment of Taxes determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes the Company and its Subsidiaries, including any interest, penalty, or addition thereto.

“Tax Benefit” shall mean the value of any actually realized Tax refund, credit or reduction in otherwise required Tax payments, including any interest payable thereon.  For purposes of this definition, a Tax Benefit shall be considered realized when it results in an increase in a Tax refund or a reduction in Taxes (including estimated Taxes) otherwise due, or a combination thereof or when a credit is actually utilized to increase a Tax refund or reduce a Tax payment otherwise due.

“Tax Return” means any return (including estimated returns), declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereto.

“Termination Date” shall have the meaning set forth in Section 7.01(a)(v).

“Termination Fee” shall have the meaning set forth in Section 7.03(a).

“Transaction Expenses” means all fees and expenses of the Company and its Subsidiaries in connection with the negotiation and the consummation of the Acquisition and the transactions contemplated by this Agreement and any other agreements entered into in connection therewith and all stay, transaction, change-in-control or similar payments required to be paid to Employees as a result of the consummation of the Acquisition  (including, without limitation, any payments to be made pursuant to that certain Second Amended and Restated Employment Agreement between John Monter and Brand Services, Inc. entered into on June 20, 2005, effective as of January 1, 2005, as amended from time to time), other than, in each such case, such fees and expenses paid in full prior to the Closing; provided, that, the term “Transaction Expenses” shall exclude any and all fees or expenses incurred by the Company or any of its Subsidiaries pursuant to, or as required by, Section 5.08(b).

“Transfer Tax” or “Transfer Taxes” means any federal, state, provincial, county, local, foreign and other sales, use, value added, transfer, conveyance, documentary transfer, recording or other similar tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof pursuant to this Agreement, and any penalty, addition to tax or interest with respect thereto.

“WARN” shall have the meaning set forth in Section 8.02(d).

“Wholly-Owned Subsidiary” means any Subsidiary of the Company of which all the outstanding capital stock or other ownership interests (other than in the case of a non-U.S. Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to Applicable Law) are owned, directly or indirectly, by the Company.

Section 1.02           Construction.  Unless the context otherwise clearly indicates, words used in the singular include the plural and words used in the plural include the singular.  The Schedules and Exhibits referred to herein shall be incorporated into this Agreement as an integral part hereof to the same extent as if they were set forth verbatim herein.  All “Article” and “Section” references herein are references to Articles and Sections of this Agreement, unless otherwise specified.  The Recitals and the captions and headings of Articles and Sections of this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect the meaning or interpretation of this Agreement.  All references herein to dollars (or $) shall mean US Dollars.

ARTICLE II

PURCHASE AND SALE OF SHARES AND RELATED TRANSACTIONS

Section 2.01           Purchase and Sale of Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to sell, transfer, assign and deliver to Purchaser, the Shares, free and clear of all Liens, and Purchaser agrees to purchase, acquire and accept from Seller, the Shares, for an aggregate purchase price (the “Purchase Price”) of, without duplication, (a) $1,135,000,000 (subject to increase, if any, pursuant to Section 5.08(d)), plus (b) the Net Working Capital Adjustment Amount (which may be a positive or negative number), plus (c) the Closing Cash, minus (d) the Closing Indebtedness, minus (e) the Transaction Expenses, plus (f) the Post-Signing Acquisition Costs, minus (g) the aggregate amount required to be paid by the Company to the holders of the Preferred Stock on the Closing Date in connection with the Preferred Redemption pursuant to Section 2.04(a), minus (h) the aggregate amount required to be paid on the Closing Date to repay and payoff all Indebtedness of the Company and its Subsidiaries under the Senior Credit Agreement pursuant to Section 2.04(b), minus (i) the aggregate amount required to be paid by the Company to the holders of the PIK Notes on the Closing Date in connection with the PIK Note Repurchase pursuant to Section 2.04(c), minus (j) the aggregate amount required to be paid by the Company or its Subsidiaries to the holders of the Senior Subordinated Notes on the Closing Date in connection with the Senior Subordinated Note Repurchase pursuant to Section 2.04(d).  The Purchase Price shall be paid by Purchaser to Seller at the Closing as set forth in Section 2.03.  The purchase and sale of the Shares, and the other transactions contemplated by this Agreement, are collectively referred to in this Agreement as the “Acquisition”.

Section 2.02           Closing; Effective Time.  The closing of the Acquisition (the “Closing”) shall take place, subject to the conditions in Article VI, at the offices of Mayer, Brown, Rowe & Maw LLP, 1675 Broadway, New York, New York, at 10:00 a.m. on the third Business Day after the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived  (provided, that in no event shall the Closing occur prior to the date that is the later of (a) five Business Days after the completion of the Marketing Period or (b) March 15, 2007), or at such other place, time and date as may be agreed by Seller and Purchaser.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 2.03           Payment of Purchase Price; Delivery of Shares.

(a)           Delivery of Shares.  At the Closing, Seller shall deliver to Purchaser or its designee stock certificates of the Company, duly endorsed in blank (or accompanied by duly executed stock powers), representing the Shares so as to transfer and assign to Purchaser, good and valid title to the Shares, free and clear of all Liens.

(b)           Payments at Closing.

(i)            Not less than two Business Days prior to the Closing Date, Seller shall deliver to Purchaser a statement containing its good faith estimate of the Purchase Price (the “Estimated Purchase Price”) and the components thereof, together with reasonable supporting detail, in each case as of the opening of business on the Closing Date.

(ii)           At Closing, Purchaser shall deliver to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller (such designation to be made at least one Business Day prior to the Closing Date), payment in an amount equal to (x) the Estimated Purchase Price, minus (y) the Indemnity Escrow Amount, which shall be paid pursuant to clause (iii) below, minus (z) the Purchase Price Escrow Amount, which shall be paid pursuant to clause (iv) below.

(iii)          At Closing, Purchaser shall pay the Indemnity Escrow Amount to an escrow agent (the “Escrow Agent”) to be held by the Escrow Agent in an escrow account (the “Indemnity Escrow Account”) pursuant to the terms of an escrow agreement (the “Escrow Agreement”) to be mutually agreed to by Purchaser and Seller prior to the Closing Date. At the Closing, each of Seller and Purchaser shall deliver a duly executed counterpart to the Escrow Agreement.

(iv)          At Closing, Purchaser shall pay the Purchase Price Escrow Amount to the Escrow Agent to be held by the Escrow Agent in an escrow account (the “Purchase Price Escrow Account”) pursuant to the terms of the Escrow Agreement.

(c)           Post-Closing Adjustment.

(i)            As promptly as practicable after the Closing, but in no event more than forty-five (45) calendar days after the Closing Date, Purchaser shall in good faith prepare and deliver to Seller a statement (the “Closing Date Statement”) indicating Purchaser’s calculation of the Purchase Price and the components thereof, together with reasonable supporting detail.  The Closing Date Statement shall include all of the line items described in the definition of “Purchase Price”, including all of the components set forth in the definitions of “Net Working Capital Adjustment Amount,” “Closing Cash,” “Closing Indebtedness”, “Transaction Expenses” and “Post-Signing Acquisition Costs.”

(ii)           In calculating Net Working Capital and the Net Working Capital Adjustment Amount, if there is any conflict between GAAP and consistency with the accounting policies, procedures, principles and classifications used in the preparation of the Financial Statements, then GAAP shall control, except in connection with the

Company’s rental revenue recognition for time and material type Contracts, in which case, the methodology applied in the preparation of the Financial Statements to record revenues as billed, is to be consistently applied in the determination of Net Working Capital.  In addition, the Seller shall cause the Company and its Subsidiaries to, and the Company shall (and shall cause it Subsidiaries to), (x) maintain consistent billing practices from the date hereof through the Closing Date and (y) classify and deploy, consistent with past practices, inventory included in other current assets that represent newly acquired scaffolding and forming and shoring assets that are held in inventory until they are deployed into capital expenditures or sold to customers.  Net Working Capital shall also be calculated without giving effect to the purchase accounting adjustments resulting from the consummation of the transactions contemplated hereby.  By way of example, Schedule 1.01 sets forth a calculation of Net Working Capital as of the Balance Sheet date.

(iii)          Until the earlier of such time as the Final Closing Date Statement shall become final in accordance with clause (iv) below or such earlier time as any disputed items in respect thereof are submitted to a Referral Firm in accordance with clause (iv) below, Purchaser and the Company shall permit Seller and its representatives reasonable access, during normal business hours, to the books and records and personnel of the Company and its Subsidiaries to aid in its review of the Closing Date Statement.  Seller shall have the right to review the work papers of Purchaser and the Company underlying or utilized in preparing the Closing Date Statement and the calculation of the Purchase Price set forth therein to the extent reasonably necessary to verify the accuracy of the Closing Date Statement and the calculation of the Purchase Price in conformity with this Agreement.

(iv)          Within thirty (30) calendar days after its receipt of the Closing Date Statement, Seller shall either inform Purchaser in writing that the Closing Date Statement is acceptable or object thereto in writing, setting forth in reasonable detail a description of each of its objections.  If Seller so objects and the parties do not resolve such objections on a mutually agreeable basis within thirty (30) calendar days after Purchaser’s receipt of Seller’s objections, the remaining disputed items shall be resolved within an additional thirty (30) calendar days by KPMG International or another mutually agreed accounting firm (the “Referral Firm”).  Upon the agreement of the parties, the decision of the Referral Firm, or if Seller fails to deliver an objection to Purchaser within the first 30-day period referred to above, then the Closing Date Statement, as so adjusted (the “Final Closing Date Statement”), shall be final, conclusive and binding against the parties hereto.  The calculation of the Purchase Price set forth in the Final Closing Date Statement shall be the “Final Purchase Price” for all purposes hereunder.

(v)           In resolving any disputed item, the Referral Firm (A) shall be bound by the provisions of this Section 2.03, (B) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Seller or Purchaser (except to the extent that the resolution of a disputed items results in a corresponding change to any other item), (C) shall limit its decision to such items as are in dispute and (D) shall make its determination based solely on presentations by Seller and Purchaser which are in accordance with the guidelines and procedures set forth in this Agreement (i.e. not on the basis of independent review).  The fees, costs and expenses of the Referral Firm shall be allocated by the Referral Firm between Seller, on one hand, and Purchaser, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Referral Firm are unsuccessfully disputed by each such party (as finally determined by the Referral Firm) bears to the total amount of such disputed items so disputed.

(vi)          Within three (3) Business Days following the final determination of the Final Purchase Price in accordance with clause (iv) above:

(A)          in the event that the Final Purchase Price shall exceed the Estimated Purchase Price:
(1)           Purchaser shall deliver to Seller, by wire transfer of immediately available funds, payment in an amount equal to the difference of (x) the Final Purchase Price, minus (y) the Estimated Purchase Price; and
(2)           Purchaser and Seller shall take all actions necessary under the Escrow Agreement to cause the Escrow Agent to release to Seller all amounts then contained in the Purchase Price Escrow Account;
(B)           in the event that the Estimated Purchase Price shall exceed the Final Purchase Price by an amount less than all amounts then contained in the Purchase Price Escrow Account, Purchaser and Seller shall take all actions necessary under the Escrow Agreement to cause the Escrow Agent to (x) release to Purchaser from the Purchase Price Escrow Account an amount equal to (i) the Estimated Purchase Price, minus (ii) the Final Purchase Price, and (y) release to Seller from the Purchase Price Escrow Account an amount equal to all amounts remaining in the Purchase Price Escrow Account after giving effect to the release to Purchaser pursuant to the foregoing clause (i); and
(C)           in the event that the Estimated Purchase Price shall exceed the Final Purchase Price by an amount equal to or greater than all amounts then contained in the Purchase Price Escrow Account (the difference of (i) the Estimated Purchase Price, minus (ii) the Final Purchase Price, minus (iii) all amounts then contained in the Purchase Price Escrow Account, is herein referred to as the “Seller Payment Adjustment Amount”), (x) Purchaser and Seller shall take all actions necessary under the Escrow Agreement to cause the Escrow Agent to release to Purchaser all amounts then contained in the Purchase Price Escrow Account, and (y) Seller shall deliver, by wire transfer of immediately available funds, payment in an amount equal to the Seller Payment Adjustment Amount.

(vii)         The Purchase Price Escrow Account exists solely to secure the obligations of the parties pursuant to this Section 2.03(c) and shall not be subject to any other provision of this Agreement.

(viii)        The parties agree that any such payments to be made pursuant to this Section 2.03(c) shall accrue interest from the Closing Date to the date such payment is made at an annual rate equal to 4.97%.

(d)           Withholding Taxes.  Purchaser, Brand Services or the Company, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to Seller, holders of Preferred Stock, PIK Notes or Senior Subordinated Notes pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Purchaser, Brand Services or the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Preferred Stock, PIK Notes or Subordinated Notes in respect of which such deduction and withholding was made by Purchaser, Brand Services or the Company, as applicable.

Section 2.04           Treatment of Outstanding Preferred Stock and Indebtedness.  At the Closing, Seller shall cause the Company and Brand Services to, and the Company shall (and shall cause Brand Services to), apply a portion of the proceeds from the Financing to effect each of the transactions described in this Section 2.04.

(a)           Preferred Stock.  Concurrently with the Closing, the Company shall redeem (the “Preferred Redemption”) all of its outstanding shares of Non-Voting Cumulative Redeemable Series A Preferred Stock, without par value (the “Preferred Stock”) in accordance with Article FOURTH, Section II(c)(5) of the Company’s Second Amended and Restated Certificate of Incorporation.  Prior to Closing, the Company shall take all actions necessary, including, without limitation, providing any notices, necessary to effect the Preferred Redemption on the Closing Date.

(b)           Senior Credit Agreement.  Concurrently with the Closing, the Company shall repay and payoff all Indebtedness of the Company and its Subsidiaries under the Senior Credit Agreement.  At or prior to the Closing, the Company shall, and shall cause its Subsidiaries to, make arrangements with the lenders under the Senior Credit Agreement reasonably satisfactory to Purchaser to provide Purchaser, the Company and its Subsidiaries with customary payoff letters, releases, recordable form mortgage and lien releases, cancelled notes and other similar documents reasonably requested by Purchaser.

(c)           PIK Notes.

(i)            Prior to the Closing, the Company shall consummate a tender offer and consent solicitation in respect of the PIK Notes pursuant to which (A) the Company will offer to purchase all of the outstanding PIK Notes and (B) solicit the consent of such number of holders of the PIK Notes as is required under the PIK Indenture to obtain such waivers or amendments as are deemed reasonably necessary by the Company and

Purchaser to permit the Acquisition, the Preferred Redemption, the Senior Subordinated Note Repurchase and any other transaction contemplated hereby, including, without limitation, to permit the consummation of the transactions pursuant to the Debt Commitment Letter and to eliminate substantially all restrictive covenants in the PIK Indenture (other than those which require the consent of the holders of 100% of the outstanding PIK Notes, or the consent of each holder of PIK Notes affected, to effect), or as may otherwise by reasonably requested by Purchaser, in each case, the effectiveness of which shall be subject to the closing of the Acquisition.

(ii)           Concurrently with the Closing, the Company shall repurchase all of the outstanding PIK Notes pursuant to the tender offer referred to in clause (i) above (the “PIK Note Repurchase”); provided, that, this clause (ii) shall be deemed satisfied in the event that no more than $1,100,000 in face amount of PIK Notes shall remain outstanding after the PIK Note Repurchase is consummated, so long as such remaining PIK Notes shall remain subject to the PIK Indenture as amended pursuant to clause (i) and shall be treated as “Closing Indebtedness” for purposes of this Agreement.

(d)           Senior Subordinated Notes.

(i)            Prior to the Closing, the Company shall cause Brand Services to consummate a tender offer and consent solicitation in respect of the Senior Subordinated Notes pursuant to which (A) the Company will offer to purchase all of the outstanding Senior Subordinated Notes and (B) solicit the consent of such number of holders of the Senior Subordinated Notes as is required under the Senior Subordinated Indenture to obtain such waivers or amendments as are deemed reasonably necessary by the Company and Purchaser to permit the Acquisition, the Preferred Redemption, the PIK Note Repurchase and any other transaction contemplated hereby, including, without limitation, to permit the consummation of the transactions pursuant to the Debt Commitment Letter and to eliminate substantially all restrictive covenants in the Senior Subordinated Indenture (other than those which require the consent of the holders of 100% of the outstanding Senior Subordinated Notes, or the consent of each holder of Senior Subordinated Notes affected, to effect), or as may otherwise by reasonably requested by Purchaser, in each case, the effectiveness of which shall be subject to the closing of the Acquisition.

(ii)           Concurrently with the Closing, the Company shall cause Brand Services to repurchase all of the outstanding Senior Subordinated Notes pursuant to the tender offer referred to in clause (i) above (the “Senior Subordinated Note Repurchase”); provided, that, this clause (ii) shall be deemed satisfied in the event that no more than $2,000,000 in face amount of Senior Subordinated Notes shall remain outstanding after the Senior Subordinated Note Repurchase is consummated, so long as such remaining Senior Subordinated Notes shall remain subject to the Senior Subordinated Indenture as amended pursuant to clause (i) and shall be treated as “Closing Indebtedness” for purposes of this Agreement.

Section 2.05           FIRPTA Certificate. Seller shall deliver to Purchaser at or prior to the Closing a certificate or certificates substantially in form and substance as set forth on Exhibit

A hereto, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated in this Agreement from withholding pursuant to Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except (other than with respect to Section 3.19(b)) to the extent set forth in the SEC Documents filed with the SEC on or after January 1, 2006 and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent that they are predictive or forward-looking in nature, including, without limitation, disclosure set forth under “Risk Factors”, “Key Factors Affecting Our Business” and “Key Factors Affecting Our Results” sections of the SEC Documents), each of Seller and the Company hereby represents and warrants to Purchaser as follows:

Section 3.01           Organization and Good Standing.  Each of Seller and the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite corporate and company power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 3.02           Ownership of Capital Stock.

(a)           The authorized capital of the Company consists of (i) 1,000 shares of Common Stock and (ii) 30,000 shares of Preferred Stock.  As of the date hereof, (x) 1,000 shares of Common Stock are issued and outstanding and held by Seller and (y) 30,000 shares of Preferred Stock are issued and outstanding and are held, of record and beneficially, by the Persons, and in the respective amounts, set forth on Schedule 3.02(a).

(b)           All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.  Seller has good and valid title to, and sole record and beneficial ownership of, the Shares.  Except as set forth on Schedule 3.02(b), the Shares are held by Seller free and clear of all Liens.

(c)           Except for the shares of Common Stock and Preferred Stock issued and outstanding on the date hereof, the Company has not granted any, and there are no, outstanding options, warrants, rights or other securities or equity-based awards exercisable or exchangeable for or convertible into shares of Common Stock or any other equity securities of the Company, any other commitments or agreements providing for the issuance of additional shares of the Company’s Common Stock or other equity securities of the Company.  There are no outstanding stock appreciation rights, phantom stock units, performance units, profit participation or similar equity based-rights with respect to the Company, and, except as set forth on Schedule 3.02(c), no authorization therefor of the board of directors or stockholders of the Company has been given.

(d)           There are no voting trusts or other agreements or understandings to which Seller, any of its Subsidiaries, or, to the Knowledge of Seller or the Company, any other Person is a party with respect to the voting, ownership or transfer of the capital stock of the Company.

Section 3.03           Authorization.  Each of Seller and the Company has all requisite company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by each of Seller and the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary company action on behalf of each of Seller and the Company.  This Agreement has been duly and validly executed and delivered by each of Seller and the Company and this Agreement constitutes a legal, valid and binding agreement of each of Seller and the Company, enforceable against Seller and the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.04           No Conflicts or Violations; No Consents or Approvals Required.

(a)           Except as set forth on Schedule 3.04(a), none of the execution and delivery by Seller of this Agreement, the consummation by Seller of the transactions contemplated hereby, nor the compliance by Seller with any of the provisions hereof will (i) conflict with, or result in the breach of, any provision of the certificate of formation or limited liability company agreement of Seller, (ii) conflict with, violate, result in the breach of, or constitute a default under, or give rise to a right of any party to accelerate, cancel or modify any right or obligation, or result in the loss of any material right, under, any Contract to which Seller is a party, or (iii) violate any Applicable Law by which Seller is bound, except, in the cases of clauses (ii) and (iii), for such violations, breaches, defaults, accelerations, cancellations or modifications that would not have a Seller Material Adverse Effect.

(b)           Except as set forth on Schedule 3.04(b), none of the execution and delivery by Seller or the Company of this Agreement, the consummation by Seller or the Company of the transactions contemplated hereby, nor the compliance by Seller or the Company with any of the provisions hereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or bylaws (or other similar organizational documents) of the Company or any of its Subsidiaries, (ii) conflict with, violate, result in the breach of, or constitute a default under, or give rise to a right of any party to accelerate, cancel or modify any right or obligation under, or result in the loss of any material right under, any Contract to which the Company or any of its Subsidiaries is a party, except as have been consented to or waived in writing by the other Persons party to such Contract prior to the Closing, (iii) violate any Applicable Law by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, or (iv) other than Permitted Exceptions or any Liens that are contemplated to be created or imposed in connection with the Financing, create or impose any Lien on the assets of the Company or any of its Subsidiaries, except, in the cases of clauses (ii) and (iii), for such violations, breaches, defaults, accelerations, cancellations, modifications or Liens that would not have a Company Material Adverse Effect.

(c)           No Consent of any Person is required on the part of Seller, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the compliance by Seller, the Company or any of its Subsidiaries with any of the provisions hereof or the consummation by Seller, the Company and its Subsidiaries of the transactions contemplated hereby, except for (i) the Consents set forth on Schedule 3.04(c), (ii) filings under the HSR Act, the Competition Act and Other Antitrust Laws, (iii) the filing with the SEC of such reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such filings and approvals as may be required by any applicable federal or state securities laws and (v) Consents which if not obtained would not reasonably be expected to have a Company Material Adverse Effect, a Seller Material Adverse Effect or materially impair or delay the Company’s ability to consummate the transactions contemplated hereby.

Section 3.05           SEC Documents; Financial Statements.  Except as set forth on Schedule 3.05, the Company and, to the extent applicable, each of its Subsidiaries, has filed all required forms, reports and documents with the SEC since December 31, 2004 (the “SEC Documents”).  Except as set forth on Schedule 3.05, to the extent applicable, each of the SEC Documents, as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act or Exchange Act, as the case may be, as in effect on the date such forms, reports and documents were filed, and, as of their respective filing dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except as set forth on Schedule 3.05, the financial statements (the “Financial Statements”) included in the SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods covered thereby (except as may be indicated in the notes thereto or, in the case of any unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal year-end adjustments, which are not, individually or in the aggregate, material) the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations of the Company and its consolidated Subsidiaries for the periods presented therein.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of its financial statements in accordance with GAAP.

Section 3.06           No Undisclosed Liabilities; Indebtedness.

(a)           Except as set forth on Schedule 3.06(a), neither the Company nor any of its consolidated Subsidiaries has any Indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) (“Liabilities”) that, if known, would have been required to be reflected in, reserved against or otherwise described on a consolidated balance sheet of the Company and its Subsidiaries, or in the notes thereto, prepared in accordance with GAAP, which was not fully reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto or otherwise disclosed in the SEC Documents filed prior to the date of this Agreement, other than (x) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and (y) Liabilities under this Agreement.

(b)           Schedule 3.06(b) sets forth a true and correct list of the outstanding Indebtedness of the Company and its Subsidiaries as of the date of this Agreement.

Section 3.07           Taxes.

(a)           All Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any extensions of time in which to make such filings), except where any such failure to file would not reasonably be expected to have a Company Material Adverse Effect.  All such Tax Returns are true, complete and correct in all material respects.  All Taxes (including installments on account of Taxes for the current year) that are shown due from the Company on such Tax Returns with respect to the periods covered thereby have been fully and timely paid or are adequately reserved for in the Financial Statements in accordance with GAAP.

(b)           Except as set forth on Schedule 3.07(b), all deficiencies asserted or assessments made as a result of any examinations by the Internal Revenue Service or any other taxing authority of the Taxes and Tax Returns of or covering or including the Company and its Subsidiaries have been paid in whole or in part, including, without limitation, as required by Applicable Law, and to the extent not required to have been paid, are adequately reserved for in the Financial Statements in accordance with GAAP.  As of the date of this Agreement, to the Knowledge of Seller or the Company, except as set forth on Schedule 3.07(b), there are no Tax audits or investigations by any taxing authority with respect to the Company or any of its Subsidiaries in progress, nor has the Company received any written notice from any taxing authority that it intends to conduct such an audit or investigation.

(c)           Except as set forth on Schedule 3.07(c), none of the Company or any other Person on behalf of the Company has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, provincial, local or foreign law by reason of a change in accounting method initiated by the Company or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company, (iii) extended the time within which to file any Tax Return, which Tax Return has since not been filed or the assessment or collection of Taxes, which Taxes have not since been paid or (iv) granted any power of attorney with respect to any Tax matter currently in force.

(d)           None of the Company or any of its Subsidiaries is a party to, bound by or has any obligation under, any Tax sharing agreement or similar contract or arrangement.  None of the Company nor any of its Subsidiaries (i) is currently or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income tax return, or (ii) has any liability for the Taxes of any person under Treasury Regulation 1.1502-6 (or any similar provision of state, provincial, local or foreign law), or as a transferee or successor, by contract or otherwise.   None of the Company nor any of its Subsidiaries has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.    Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

Section 3.08           Material Contracts.

(a)           Schedule 3.08(a) sets forth a true and complete list of all Contracts to which (i) the Company or any of its Subsidiaries is currently a party or by which the Company or any such Subsidiary is currently bound which require payments to be made by the Company or such Subsidiary in excess of $2,500,000 per year and are not terminable by the Company or any of its Subsidiaries on less than sixty (60) days’ notice without penalty or premium or (ii) the Company or any of its Subsidiaries is a party and which (x) in the year ended December 31, 2005 generated, or (y) are expected to generate in the year ending December 31, 2006, revenues (including, without limitation, rental, licensing or similar revenues) in excess of $5,000,000, or (iii) the Company or any of its Subsidiaries is bound and are of a type described below (collectively, “Material Contracts”):

(A)          any partnership, limited liability company, joint venture or other similar agreement or arrangement;
(B)           any Contract (or group of related Contracts) under which the Company or any of its Subsidiaries created, incurred, assumed or guaranteed any Indebtedness which, individually or in the aggregate, exceeds $5,000,000 (other than any such Contracts relating to intercompany Indebtedness between the Company and any of its wholly owned direct or indirect Subsidiaries or among its wholly owned direct or indirect Subsidiaries);
(C)           any Contract that contains a covenant or agreement limiting (or that would limit after the date hereof) the freedom or ability of the Company or any of its Subsidiaries or controlled Affiliates to compete with any other Person in any material manner in any line of business or in any geographic area;
(D)          any Contract with any stockholders, directors or officers of the Company or any of its Subsidiaries, other than employments agreements or customary confidentiality agreements and invention assignment agreements entered into with Company Employees generally, but including any Contracts which would require the payment of a cash bonus to any director, officer or employee of the Company or any of its Subsidiaries as a result of the consummation of the transactions contemplated hereby; and
(E)           any Contract pursuant to which Seller or any of its Affiliates (other than the Company or its Subsidiaries or any of their respective officers or employees)

provides any services to, or is otherwise entitled to payment from, the Company or any of its Subsidiaries.

(b)           Except as set forth on Schedule 3.08(b) and except as otherwise would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract constitutes a valid and binding obligation of the Company or its Subsidiary party thereto and, assuming such Material Contract is binding against the other parties thereto, is enforceable against the Company or its Subsidiary party thereto in accordance with its terms and (ii) neither the Company nor its Subsidiaries nor, to the Knowledge of Seller or the Company, any other party to any of the Material Contracts (x) is in default under (nor does there exist any condition that, with notice or lapse of time or both, could cause such a default under) any of the Material Contracts in any material respect, or (y) has waived any right it may have under any of the Material Contracts.

Section 3.09           Employee Benefit Plans; ERISA.

(a)           Schedule 3.09(a) sets forth a complete and correct list of (x) each material Employee Benefit Plan and (y) to the Knowledge of Seller and the Company, each Multiemployer Plan.

(b)           With respect to each Employee Benefit Plan, Seller has provided to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate summary description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) Annual Information Returns, (C) audited financial statements and (D) actuarial valuation reports.

(c)           Each of the Employee Benefit Plans and its related trust intended to qualify under Sections 401 and 501(a) of the Code so qualifies and has received a favorable determination letter from the Internal Revenue Service as to its qualification and, except as disclosed on Schedule 3.09(c), nothing has occurred (whether by action or failure to act) with respect to the operation of any such plan which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(d)           All payments (including contributions) required by Applicable Law or by the terms of any Multiemployer Plan or Employee Benefit Plan or any agreement relating thereto have been timely made (including any valid extension).

(e)           There are no Legal Proceedings pending or, to the Knowledge of Seller or the Company, threatened against any Employee Benefit Plan, the assets of any trust under any Employee Benefit Plan, or the plan sponsor, plan administrator or any fiduciary of any Employee Benefit Plan with respect to the administration or operation of such plan which would reasonably be expected to have a Company Material Adverse Effect.

(f)            Each of the Employee Benefit Plans has been established, registered, administered and maintained in all respects in compliance with its terms, applicable provisions of

ERISA, the Code and other Applicable Laws, except where the failure to so be established, registered, administered and maintained would not reasonably be expected to have a Company Material Adverse Effect.

(g)           No event has occurred and no condition exists with respect to, or in connection with, any Employee Benefit Plan or Multiemployer Plan that would reasonably be expected to subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other Applicable Laws, except, in each case, for any such Tax, fine, Lien, penalty or other Liability that would not reasonably be expected to have a Company Material Adverse Effect.

(h)           There are no Employee Benefit Plans that provide pension benefits on a defined benefit basis.

(i)            Except as otherwise required by Applicable Law, none of the Employee Benefit Plans that are “employee welfare benefit plans” as defined in Section 3(1) of ERISA including any Canadian Employee Benefit Plans provide benefits beyond retirement or other termination of service to Company Employees or to the beneficiaries or dependants of such Company Employees.

(j)            With respect to any Multiemployer Plan, to the extent applicable: (i) none of the Company, its Subsidiaries or any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied; (ii) to the Knowledge of Seller or the Company, no such Multiemployer Plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively); and (iii) the Company has no Liabilities in respect of any Multiemployer Plan provided for Canadian Company Employees, other than to make the contributions in respect of such Company Employees required by the collective bargaining agreements listed on Schedule 3.10(b).

(k)           To the Knowledge of Seller or the Company, no written or oral communication has been received by Seller, the Company or any of its Subsidiaries from the Pension Benefit Guaranty Corporation in respect of any Employee Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.

(l)            Except as set forth on Schedule 3.09(l), no Employee Benefit Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), would reasonably be expected to result in: (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (ii) an acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Benefit Plans; or (iii)  payments under any of the Employee Benefit Plans which would not be deductible by the Company or any of its Subsidiaries under Section 280G of the Code.

Section 3.10           Labor Matters.

(a)           Schedule 3.10(a) sets forth a complete list of all officers, directors and employees of the Company or any of its Subsidiaries that received cash compensation from the Company or its Subsidiaries (including cash bonuses) in excess of $250,000 for the Company’s fiscal year ended December 31, 2005.

(b)           Except as set forth on Schedule 3.10(b), neither the Company nor any of its Subsidiaries is party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements that pertain to their respective employees, nor is any such agreement presently being negotiated.  With respect to those labor or collective bargaining agreements set forth on Schedule 3.10(b), (i) the Company or its Subsidiary that is a party thereto is in compliance in all respects with the provisions of such agreement, and (ii) to the Knowledge of Seller or the Company, no events or facts exist which would reasonably be expected to cause the Company or any such Subsidiary to be in default thereunder, except, in the case of clause (i) or (ii) above, for such noncompliance or defaults as would not reasonably be expected to have a Company Material Adverse Effect.

(c)           Except as set forth on Schedule 3.10(c), (i) no labor organization or group of employees of any Company or any of its Subsidiaries has made in writing a pending demand for recognition, and (ii) there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller or the Company, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal.

(d)           There are no labor strikes or work stoppages, slowdowns, lockouts or other labor disputes, in each case, pending or, to the Knowledge of Seller or the Company, threatened against or involving the Company or any of its Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has experienced any such labor dispute within the past three years.

(e)           Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(f)            Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has closed any plant or facility or implemented any early retirement, separation or window program within the past three years, nor has the Company or any of its Subsidiaries planned or announced any such action or program for the future.

Section 3.11           Litigation.  Except as set forth in Schedule 3.11, there is no Legal Proceeding pending before any Governmental Authority or, to the Knowledge of Seller or the Company, threatened by or against Seller, the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is otherwise a party or by which their respective assets may be bound, which, (a) challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the transactions contemplated hereby or (b) if adversely determined would reasonably be expected to result in uninsured damages against, together with uninsured costs to, the Company or such Subsidiary in excess of $500,000 or have a Seller Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any material Order.

Section 3.12           Compliance with Laws.  The Company and each of its Subsidiaries is, and since January 1, 2004 have been, in compliance with all Applicable Laws applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries or the use of any of their assets or properties, except for such non-compliance that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.13           Environmental Matters.  Except as (x) otherwise set forth on Schedule 3.13 or (y) would not be reasonably expected to have a Company Material Adverse Effect:

(a)           The Company and its Subsidiaries are, and since January 1, 2004 have been, in compliance with all Environmental Laws, which compliance includes the possession and maintenance of all permits, licenses and authorizations required by Environmental Laws for the operation of the business of the Company and its Subsidiaries.

(b)           There has been no release of any Hazardous Material from, nor is there any Hazardous Material present at, any real property currently or formerly owned or operated by the Company or its Subsidiaries or any other location that would reasonably be expected to result in liability to the Company or its Subsidiaries under any Environmental Law or to require the Company or its Subsidiaries to undertake remediation under any Environmental Law.

(c)           Neither the Company nor any of its Subsidiaries is a party to any Legal Proceeding nor, to the Knowledge of Seller or the Company, is any Legal Proceeding threatened against either the Company or its Subsidiaries, that, in either case, asserts or alleges that the Company or its Subsidiaries is in violation of, or has potential liability under, any Environmental Law, and neither the Company nor any of its Subsidiaries is subject to any outstanding Order arising out of any Environmental Law, which would require unbudgeted capital or other expenditures, nor, to the Knowledge of Seller or the Company, is any such Order threatened.

This Section 3.13 and, to the extent environmental matters are reasonably included thereunder, Sections 3.04 and 3.15 represent the sole and exclusive representation regarding environmental matters.

Section 3.14           Real Property.

(a)           Schedule 3.14(a) sets forth a complete list of all real property owned in fee by the Company and its Subsidiaries (the “Owned Properties”), identifying the owner and address thereof.  Except as set forth on Schedule 3.14(a), the Company or the applicable Subsidiary identified on Schedule 3.14(a) is the owner of, and has good, valid and marketable fee title to, the Owned Properties, free and clear of all Liens (other than Permitted Exceptions).

(b)           Schedule 3.14(b) sets forth a complete list of all material leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property, identifying the address thereof.  The Company and its Subsidiaries have and own valid leasehold estates in all real property leased thereby, free and clear of all Liens (other than Permitted Exceptions).  Except as set forth on Schedule 3.14(b), with respect to each Lease, (i) such Lease is in full force and effect, enforceable in accordance with its terms against the Company or its Subsidiary party thereto and, to the Knowledge of Seller or the Company, the counterparties thereto, and (ii) neither the Company nor any of its Subsidiaries has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries under such Lease, except, in the case of clause (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.15           Insurance.  Schedule 3.15 sets forth a list of all currently effective material policies of insurance covering the Company, its Subsidiaries or any of their employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity, environmental and other casualty and liability insurance.  All such policies are valid and in full force and effect, and, to the Knowledge of Seller and the Company, neither the Company nor any of its Subsidiaries is in default in any material respect under any material provision thereof.  To the Knowledge of Seller and the Company, since January 1, 2004, none of Seller, the Company or any of its Subsidiaries has received any written notice of cancellation or termination with respect to any such policy (other than in respect of ordinary course cancellation or similar notices received in connection with the stated expiry of any such policy in accordance with its terms).  The Company and its Subsidiaries are covered by insurance policies issued in favor of the Company and/or its Subsidiaries by reputable insurance carriers (or pursuant to self-insurance programs) that cover such risks and are in such amounts as, to the Knowledge of Seller and the Company, are in accordance with customary industry practice for Persons engaged in similar businesses and of substantially similar size and geographic presence and as are required under Applicable Laws and its Material Contracts.

Section 3.16           Intellectual Property.

(a)           Schedule 3.16(a) sets forth a list of all Company Intellectual Property Rights which have been registered, or for which applications for registration have been filed, by or on behalf of the Company or any of its Subsidiaries that are material to the business of the Company and its Subsidiaries as currently conducted.  All such registrations and applications in respect of the Company Intellectual Property Rights set forth on Schedule 3.16(a) are valid and subsisting except where the failure to be so valid and subsisting (i) results from the fact that certain of such Company Intellectual Property Rights are currently not in use by the Company or its Subsidiaries in certain of the jurisdictions in which they are registered or (ii) would not reasonably be expected to have a Company Material Adverse Effect.

(b)           Except as set forth on Schedule 3.16(b):

(i)            except as otherwise would not reasonably be expected to have a Company Material Adverse Effect, (x) each IP Contract is, to the Knowledge of Seller and the Company, valid and enforceable, and (y) no party to an IP Contract is, or is alleged to be, in breach or default thereunder;

(ii)           all Company Intellectual Property Rights that are material to the business of the Company and its Subsidiaries are owned exclusively by the Company or one of its Subsidiaries free and clear of all Liens (other than Permitted Exceptions) and the Company or such Subsidiary, as the case may be, has unfettered rights to use and license such Company Intellectual Property Rights, subject to Applicable Law, except to the extent the inability to use or license such Company Intellectual Property Rights would not, taken as a whole, be material to the Company and its Subsidiaries;

(iii)          with respect to all other Intellectual Property Rights licensed, used or held, but not exclusively owned, by the Company or any of its Subsidiaries, the Company or such Subsidiary, there are no ongoing royalties or other payments due from the Company or any of its Subsidiaries with respect to such Intellectual Property Rights, except to the extent such royalties or other payments, would not, taken as a whole, be material to the Company and its Subsidiaries;

(iv)          as of the date hereof there is no Legal Proceeding or Order pending or outstanding with respect to any Intellectual Property Rights owned by the Company or any of its Subsidiaries (collectively, “Company Intellectual Property Rights”) or used or held for use by the Company or any of its Subsidiaries and the Company has not received any written notice of any threatened Legal Proceedings with respect thereto, in each case, except for any such Legal Proceeding or Order which would not reasonably be expected to have a Company Material Adverse Effect;

(v)           no infringement, misappropriation or other violation of the Intellectual Property Rights of any third party has occurred or will occur as a result of the continued operation of the business of the Company and its Subsidiaries as currently and previously conducted, and, to the Knowledge of Seller or the Company, no third party is infringing, misappropriating  or violating the Intellectual Property Rights used or held by the Company or any of its Subsidiaries, except to the extent such infringement, misappropriation or other violation would not reasonably be expected to have a Company Material Adverse Effect; and

(vi)          no additional material Intellectual Property Rights are required for the continuation of the business (as it is presently operated) after consummation of the transactions contemplated by this Agreement and the Company and its Subsidiaries take all reasonable actions to protect and maintain their material Intellectual Property Rights.

Section 3.17           Licenses and Permits.  Each license, franchise, permit or other similar authorization necessary or required for the ownership or operation of the assets or businesses of the Company and its Subsidiaries (the “Permits”) are in the possession of the Company or its Subsidiaries and are valid and in full force and effect and none of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby, except, in each case, for any such Permits the absence of which would not reasonably be expected to result in a Company Material Adverse Effect.  The

Company and its Subsidiaries are, and since January 1, 2004 have been, operating in compliance with all applicable Permits, except for such non-compliance as would not reasonably be expected to result in a Company Material Adverse Effect.

Section 3.18           Subsidiary Matters.

(a)           Schedule 3.18(a) lists each Subsidiary of the Company, including its name and its jurisdiction of incorporation or formation.  Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite corporate and company power and authority to own, lease and operate its respective properties and to carry on its respective business as now conducted.  The Company and each of its Subsidiaries is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership, use or licensing of its assets or properties requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.

(b)           Except as set forth on Schedule 3.18(b), the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of its Subsidiaries.  The issued and outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries are validly issued, fully paid and nonassessable.  Except as set forth on Schedule 3.18(b), (i) the issued and outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries are held, directly or indirectly, by the Company free and clear of all Liens (other than Liens described in clause (viii) of the definition of Permitted Exceptions), and (ii) there is no (x) outstanding option, warrant, rights or other securities or equity-based awards exercisable or exchange for or convertible into capital stock or other equity interest of any Subsidiary of the Company or other commitments or agreements relating to the issuance, sale, delivery, transfer or redemption by any Subsidiary of the Company of the capital stock or other equity interest of any Subsidiary of the Company or (y) outstanding stock appreciation rights, phantom stock units, profit performance units, participation or similar equity based-rights with respect to any Subsidiary of the Company, and no authorization therefor has been given.

(c)           Except as set forth on Schedule 3.18(c), (i) no Subsidiary of the Company is a party to any agreements or other obligations to make any loan or advance to any other Person other than (x) loans to the Company or any Wholly-Owned Subsidiary, (y) loans or advances of travel and business expenses to any employee, officer or director of the Company or any of its Subsidiaries made in the ordinary course of business consistent with past practices, or (z) loans or advances, not to exceed $1,000,000 in the aggregate, to third parties pursuant to commercial relationships entered into in the ordinary course of business consistent with past practices, (ii) no Subsidiary of the Company is a party to any agreements or other obligations to make any equity investment or capital contribution in any other Person, and (iii) there are no agreements with respect to the ownership, voting or transfer of the equity or securities of any Subsidiary.

(d)           Except as set forth on Schedule 3.18(d), the Company does not own any equity interests in any Person other than a Subsidiary of the Company, and with respect to the those Persons set forth on such schedule, the Company does not have any agreement or any other obligation to make any additional equity investments or capital contributions in such Person.

Section 3.19           Absence  of Certain Changes.  Except as set forth on Schedule 3.19, since December 31, 2005 through the date of this Agreement, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course consistent with past practice, (b) there has not occurred any Company Material Adverse Effect and (c) the Company and its Subsidiaries have not taken any action which, if taken after the date hereof, would have required Purchaser’s consent pursuant to Section 5.03 hereof.

Section 3.20           Personal Property; Sufficiency of Assets.

(a)           Except as may be reflected in the Financial Statements, the Company and its Subsidiaries have good and valid title, free and clear of Liens (except for Permitted Exceptions other than Permitted Exceptions of the type described in clause (xi)(B) of the definition of Permitted Exceptions), to all the tangible personal property of the Company and its Subsidiaries, except to the extent the failure to so have good and valid title, free and clear of such Liens with respect thereto would not reasonably be expected to result in the Company and its Subsidiaries, taken as a whole, not being permitted to continue to conduct its business as conducted on the date hereof in all material respects.

(b)           The assets, rights and Permits of the Company and its Subsidiaries are sufficient to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects.  There are no assets, rights or Permits which are necessary to the operation of the business of the Company and its Subsidiaries which are held by Seller and its Affiliates (other than the Company and its Subsidiaries and their respective controlled Affiliates).

Section 3.21           Brokers.  Except as set forth on Schedule 3.21, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 3.22           No Other Representations or Warranties.  Neither Seller nor the Company shall be deemed to have made any representation or warranty other than as expressly set forth in Article III of this Agreement and in any certificate delivered by Seller or the Company pursuant to Article VI hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 4.01           Corporate Organization and Good Standing.  Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite corporate and company power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Purchaser is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.02           Authorization.  Purchaser has all requisite company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary company action on behalf of Purchaser.  This Agreement has been duly and validly executed and delivered by Purchaser and this Agreement constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03           No Conflicts or Violations; No Consents or Approvals Required.

(a)           None of the execution and delivery by Purchaser of this Agreement, the consummation by Purchaser of the transactions contemplated hereby, nor the compliance by Purchaser with any of the provisions hereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or bylaws of Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under, or give rise to a right of any party to accelerate, cancel or modify any right or obligation, or result in the loss of any material right, under, any Contract to which Purchaser is a party, or (iii) subject to the receipt of the Consents contemplated by Section 4.03(b)(i), violate any Applicable Law by which Purchaser is bound, except, in the cases of clauses (ii) and (iii), for such violations, breaches or defaults that would not have a Purchaser Material Adverse Effect.

(b)           No Consent of any Person is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the compliance by Purchaser with any of the provisions hereof or the consummation of the transactions contemplated hereby, except for (i) filings under the HSR Act, the Competition Act and Other Antitrust Laws, (ii) the filing with the SEC of such reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iii) such filings and approvals as may be required by any applicable federal or state securities laws.

Section 4.04           Litigation.  There are no Legal Proceedings pending before any Governmental Authority or, to the Knowledge of Purchaser threatened, by or against Purchaser or any of its respective Affiliates involving, affecting or relating to the transactions contemplated by this Agreement or Purchaser’s ability to complete the transactions contemplated by this Agreement which would materially impair or delay Purchaser’s ability to complete the transactions contemplated by this Agreement.  Purchaser is not subject to any Order of any Governmental Authority which would materially impair or delay Purchaser’s ability to complete the transactions contemplated by this Agreement.

Section 4.05           Due Diligence.  Purchaser acknowledges that it has had the opportunity to visit with the Company and its Subsidiaries and meet with its officers and other representatives to discuss the business, assets, liabilities, financial condition, cash flows and operations of the Company and its Subsidiaries.

Section 4.06           Investment Intent.  Purchaser is experienced in evaluating companies such as the Company and its Subsidiaries, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and Purchaser has the ability to bear the economic risks of its investment.  Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a present intention to distribute the Shares (as such term is used in Section 2(11) of the Securities Act).  Purchaser understands that such shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

Section 4.07           Brokers and Finders.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof, in each such case, for which Seller, the Company or any of its Subsidiaries will have any liability.

Section 4.08           Financing.  Purchaser has delivered to Seller a true and complete executed copy of each of the Financing Commitments.  Assuming that the Financing is consummated in accordance with the terms of the Financing Commitments, the funds to be borrowed and/or provided thereunder will provide sufficient funds to consummate the transactions contemplated by this Agreement, including, without limitation, (i) the payment at Closing of the Purchase Price, (ii) the payment at Closing of all amounts payable in respect of the Preferred Redemption as described in Section 2.04(a), (iii) the repayment at Closing of all Indebtedness of the Company and its Subsidiaries under the Senior Credit Agreement as described in Section 2.04(b), (iv) the payment at Closing of all amounts payable in respect of the PIK Note Repurchase as described in Section 2.04(c), (v) the payment at Closing of all amounts payable in respect of the Senior Subordinated Note Repurchase as described in Section 2.04(d), and (vi) the payment of all related fees and expenses.  As of the date hereof, (a) Purchaser has no reason to believe that the Financing will not be available to Purchaser on a timely basis to consummate the Acquisition and each of the other transactions contemplated by this Agreement, and (y) Purchaser knows of no fact or circumstance that would cause the Financing to be unavailable on such basis.  Purchaser hereby acknowledges that its obligations under this Agreement are not subject to any conditions regarding its ability to obtain financing for the transactions contemplated in this Agreement.

ARTICLE V

COVENANTS

Section 5.01           Confidentiality.

(a)           All information furnished by Seller, the Company or any of its Subsidiaries or any of their respective Affiliates, agents, representatives or advisors to Purchaser or any of Purchaser’s Affiliates, agents, representatives, advisors or potential finance providers in connection with this Agreement and the transactions contemplated hereby (i) shall be deemed to be “Information” (as defined in the Confidentiality Agreement) for purposes of the Confidentiality Agreement; provided, that no such information which would not otherwise be deemed to be “Information” pursuant to the third sentence of the first paragraph of the Confidentiality Agreement shall be deemed to be “Information” thereunder by reason of this Section 5.01(a), and (ii) shall be received in confidence and kept confidential by Purchaser and Purchaser’s Affiliates, agents, representatives, advisors or finance providers in accordance with the terms and conditions of the Confidentiality Agreement.  All obligations of Purchaser under the Confidentiality Agreement with respect to information relating primarily to the Company or its Subsidiaries shall terminate simultaneously with the Closing and all other obligations of Purchaser under the Confidentiality Agreement shall cease as of the Closing, other than with respect to Information primarily related to Seller, which shall be kept confidential pursuant to the terms thereof.

(b)           From and after the Closing, until the second anniversary thereof, Seller shall, and shall cause its Affiliates, agents, representatives and advisors to, keep confidential and not use for any purpose competitive with the Company and its Subsidiaries any non-public information relating primarily to Purchaser or any of its Affiliates (including, without limitation, the Company and its Subsidiaries) of which such Person may be aware, except (i) as required by Applicable Law or legal process or (ii) in connection with any Legal Proceeding arising out of, or in connection with, this Agreement or any of the transactions contemplated hereby.

Section 5.02           Access.  From the date hereof through the Closing, Seller shall cause the Company and its Subsidiaries to, and the Company shall (and shall cause its Subsidiaries to), provide to Purchaser and its agents, representatives, advisors and potential finance providers, full and complete access during normal business hours (and at such other times as the parties may mutually agree), upon reasonable notice, to its properties, books, Contracts, commitments, records and personnel and all other information reasonably requested by the requesting party and as customarily furnished in transactions of this nature, to the extent such access or disclosure does not violate any Applicable Law or any confidentiality obligations of Seller, the Company or any of its Subsidiaries; provided, however, that (i) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Company and its Subsidiaries, (ii) Purchaser and its agents, representatives, advisors and potential finance providers shall not be entitled to conduct any invasive sampling or testing with respect to the properties of the Company or any of its Subsidiaries without the express prior written consent of Seller, which consent shall not be unreasonably withheld or delayed, and (iii) neither Purchaser nor its agents, representatives, advisors or potential finance providers shall contact customers or vendors of the Company or its Subsidiaries regarding the transactions contemplated by this Agreement without the express prior written consent of Seller, which consent shall not be unreasonably withheld or delayed; provided, that, in no event shall Purchaser or any of its agents, representatives, advisors or potential finance providers contact any such customer or vendor without a representative of the Company or any of its Subsidiaries participating in such contact.

Section 5.03           Conduct of Business.

(a)           Except as otherwise expressly contemplated by this Agreement, as set forth on Schedule 5.03(a) or with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, Seller shall cause the Company and its Subsidiaries to, and the Company shall (and shall cause its Subsidiaries to), from and after the date hereof and prior to the Closing to:

(i)            conduct the business of the Company and its Subsidiaries only in the ordinary course consistent with past practice (including, without limitation, billing and collecting receivables and paying payables as they become due in the ordinary course consistent with past practice) and in compliance in all material respects with Applicable Law;

(ii)           make, within each time period set forth on Schedule 5.03(a)(ii), capital expenditures in an amount within the ranges specified for each such time period in such Schedule; and

(iii)          use its commercially reasonable best efforts to (A) preserve the present business operations, organization and goodwill of the Company and its Subsidiaries, and (B) preserve the present relationships with its officers and employees and other Persons having business dealings (including, without limitation, customers and suppliers) with the Company and its Subsidiaries.

(b)           Except as otherwise expressly contemplated by this Agreement or with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, Seller shall cause the Company and its Subsidiaries to not, and the Company shall not (and shall cause its Subsidiaries not to):

(i)            other than dividends made by any Subsidiary of the Company to the Company or one of its Subsidiaries or cash dividends by the Company to Seller, which shall be paid in full prior to the Closing Date, declare, set aside, make or pay any dividend, disbursement or other distribution in respect of the capital stock of the Company or any of its Subsidiaries or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

(ii)           issue or sell, transfer, pledge or otherwise dispose, of any shares of capital stock or other securities or any options, warrants or other rights to purchase capital stock or other securities;

(iii)          effect, or adopt any plan with respect to, any recapitalization, reorganization, reclassification, merger, stock split or like change in its capitalization or adopt a plan of complete or partial liquidation or dissolution;

(iv)          effect any amendment to its certificate of incorporation, bylaws or other organizational documents;

(v)           except (A) for trade payables incurred in the ordinary course of business consistent with past practices, (B) for short-term indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, (C) pursuant to the Senior Credit Agreement, (D) for interest accruing pursuant to the PIK Note Indenture or the Senior Subordinated Indenture or other existing agreements or instruments governing the existing Indebtedness of the Company and its Subsidiaries in existence on the date hereof (in the case of clauses (B), (C) and (D), all of which Indebtedness shall be paid in full on or prior to the Closing except with respect to any PIK Notes or Senior Subordinated Notes not tendered or repurchased pursuant to the proviso in Section 2.04(c)(ii) or Section 2.04(d)(ii), respectively, in the PIK Note Repurchase or Senior Subordinated Note Repurchase, as applicable), or (E) in connection with any Post-Signing Acquisition (subject to Section 5.03(b)(xiv)), incur any Indebtedness (other than for borrowed money) in excess of $2,500,000 or issue any debt securities or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;

(vi)          make any capital expenditure commitment in excess of the amounts set forth in the capital expenditure budget set forth on Schedule 5.03(a)(ii), the payment for which shall not have been made in full prior to the Closing Date, other than any other capital expenditures deemed necessary by management for the continued operation of the business in the ordinary course of business;

(vii)         settle any material Legal Proceeding, other than monetary settlements made in the ordinary course of business and that are paid in full prior to Closing;

(viii)        outside the ordinary course of business of the Company and its Subsidiaries, waive any material rights of the Company or its Subsidiaries, including, without limitation, any claims or rights to amounts held in escrow in favor of the Company or its Subsidiaries;

(ix)           except as may be required by Applicable Law or the terms of any Employee Benefit Plan existing as of the date of this Agreement, (A) increase the rate or terms of compensation of, or fringe benefits granted to, any Company Employees, except such increases as are granted in the ordinary course of business consistent with past practices, (B) grant any severance or termination pay to any Company Employees except for (x) grants made in the ordinary course of business consistent with past practices, or (y) grants to any Company Employees which are less than $100,000 in the aggregate, (C) loan or advance any money or other property to any Company Employees other than for travel and business advances made in the ordinary course of business consistent with past practices, (D) establish, adopt, enter into, amend or terminate any Employee Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Benefit Plan if it were in existence as of the date of this Agreement, in each case, other than any employee agreements providing for annual compensation to the applicable employees in an amount less than $100,000 per employee or $500,000 in the aggregate, or (E) grant any equity or equity-based awards;

(x)            make any changes to their accounting principles or practices, other than as required by Applicable Law or GAAP or as requested by the SEC;

(xi)           enter into any transaction which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice, including, without limitation, (x) any acquisition of or investment in any Person in excess of $1,000,000 individually or $5,000,000 in the aggregate or (y) entering into, modifying or terminating any Material Contract (other than the expiration of any Material Contract in accordance with its terms) of the type described in (1) clauses (A) through (E) of Section 3.08(a)(iii) or (2) Section 3.08(a)(i) or Section 3.08(a)(ii); provided, that for purposes of this Section 5.03(b)(xi), the threshold value of such Material Contracts in Section 3.08(a)(i) shall be increased to $5,000,000, and the threshold value of such Material Contracts in Section 3.08(a)(ii) shall be increased to $10,000,000;

(xii)          sell, transfer, lease, license or otherwise dispose of any of its material properties, rights or assets;

(xiii)         make or change any material Tax election, change an annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, enter into any material closing agreement, settle or compromise any material proceeding with respect to any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax;

(xiv)        enter into any Post-Signing Acquisitions or incur any Post-Signing Acquisition Costs which will not be paid in full prior to the Closing; or

(xv)         agree or otherwise commit to take any of the actions prohibited by the foregoing clauses (i) through (xiv).

Section 5.04           Consents.

(a)           The parties hereto each will cooperate with one another and use their respective commercially reasonable best efforts to prepare all necessary documentation (including, without limitation, furnishing all information required under the HSR Act, the Competition Act and Other Antitrust Laws), to effect promptly all necessary filings and to obtain all Consents necessary to consummate the transactions contemplated by this Agreement.

(b)           Seller and Purchaser shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than ten Business Days following the date hereof, file with (i) the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the Acquisition and thereafter, as soon as reasonably practicable, any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act, (ii) the Commissioner of

Competition appointed under the Competition Act a pre-merger notification pursuant to Section 114 of the Competition Act or a request for an advance ruling certificate pursuant to Section 102 of the Competition Act, and thereafter, as soon as reasonably practicable, all supplemental information requested in connection therewith pursuant to the Competition Act, and (iii) any other Governmental Authority, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Other Antitrust Laws.  Seller shall (and shall cause the Company and its Subsidiaries to), and Purchaser shall, furnish to each other’s counsel such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act, the Competition Act and any Other Antitrust Laws.  Purchaser shall be responsible for all filing fees payable in connection with such filings and for any reasonable local counsel fees.

(c)           Seller and Purchaser shall use their respective commercially reasonable best efforts promptly to obtain any clearance required under the HSR Act, the Competition Act and any Other Antitrust Laws for the consummation of the Acquisition and the other transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority and shall comply promptly with any such inquiry or request, including, without limitation, (i) taking commercially reasonable steps necessary to avoid or eliminate any impediments under any Applicable Law that may be asserted by any Governmental Authority or any other party so as to enable the parties expeditiously to close the Acquisition, including consenting to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Authority that would not have a Company Material Adverse Effect or require a material divestiture or other adverse action with respect to any portfolio companies of any Affiliate of Purchaser, and (ii)  contesting, administratively or in court, any ruling, order or other action of any Governmental Authority or any other Person respecting the transactions contemplated by this Agreement.

Section 5.05           Commercially Reasonable Best Efforts.  Subject to the terms and conditions herein provided, and without limiting the obligations of the parties under Section 5.04, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under Applicable Laws to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using its commercially reasonable best efforts to obtain any material Consents required in connection with the performance of a party’s obligations under this Agreement and the consummation of the transactions contemplated hereby.

Section 5.06           Indemnification; Directors’ and Officers’ Insurance.

(a)           From and after the Closing, Purchaser shall cause the Company and its Subsidiaries (as applicable, the “D&O Indemnifying Party”) to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer or director of the Company or any of its Subsidiaries (the “D&O Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the D&O Indemnifying Party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries whether pertaining to any matter existing or occurring at or prior to the Closing or any acts or omissions occurring or existing at or prior to the Closing and whether asserted or claimed prior to, or at or after, the Closing, in each such case, to the same extent such D&O Indemnified Parties are entitled thereto as of the date hereof.  Furthermore, the current provisions in the Company’s and its Subsidiaries’ respective certificate of incorporation and bylaws with respect to exculpation of director and officer liability and indemnification shall not be amended for six years following the Closing if such amendment would materially and adversely affect the rights thereunder of individuals who at any time prior to the Closing were directors or officers of the Company or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Closing.

(b)           For a period of six years after the Closing, Purchaser shall cause the Company and its Subsidiaries to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries; provided, that Purchaser may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the D&O Indemnified Parties with respect to matters arising before and acts or omissions occurring or existing at or prior to the Closing; provided, further, that the Company and its Subsidiaries shall not be obligated to pay annual premiums in excess of 300% of the annual premiums currently paid for such insurance.  Purchaser may satisfy its obligations under this Section 5.06(b) by purchasing a “tail” policy which (i) has an effective term of six years from the Closing, (ii) covers each person currently covered by the Company’s  directors’ and officers’ insurance policy in effect on the date of this Agreement for actions and omissions occurring on or prior to the Closing, and (iii) contains terms that are no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement.

(c)           The provisions of this Section 5.06 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Purchaser, the Company and its Subsidiaries.

Section 5.07           Further Assurances.  From time to time after the Closing, upon the reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments, and take such further action, as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions hereof.

Section 5.08           Financing.

(a)           Purchaser shall use its commercially reasonable best efforts to arrange the financing on the terms and conditions described in the Debt Commitment Letter, including using commercially reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter (or on other terms, provided such terms do not contain any condition to funding on the Closing Date that are not set forth in the Debt Commitment Letter that would reasonably be expected to impair or delay the consummation of the financing), (ii) satisfy on a timely basis all terms, conditions, representations and warranties applicable to Purchaser in such definitive agreements that are within its control and (iii) following completion of a Marketing Period, consummate the financing contemplated by the Debt Commitment Letter at Closing.  Purchaser shall keep Seller and the Company reasonably informed with respect to all material activity concerning the status of the Financing and shall give Seller and the Company prompt notice of any material adverse change with respect to the Financing. Without limiting the foregoing, Purchaser shall notify Seller and the Company promptly, and in any event within three Business Days, if at any time prior to the date of Closing (A) the Debt Commitment Letter shall expire or be terminated for any reason or (B) any financing source that is a party to the Debt Commitment Letter notifies Purchaser that such source no longer intends to provide financing to Purchaser on the terms set forth therein. Without the prior written consent of Seller (such consent not to be unreasonably withheld or delayed), neither Purchaser nor any of its Affiliates shall take any action or omit to take any action within its control that would reasonably be expected to cause a failure of any of the conditions contained in the Debt Commitment Letter or any definitive agreement relating thereto. Purchaser shall not, without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed), amend or alter, or agree to amend or alter, any Financing Commitment in a manner that would materially impair, delay or prevent financings contemplated thereby.  In the event any portion of the financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Purchaser shall use its commercially reasonable best efforts to arrange to obtain alternative financing on terms not materially less beneficial to Purchaser (as determined in the reasonable judgment of Purchaser) as promptly as practicable following the occurrence of such event.  Purchaser shall give Seller prompt notice of any material breach by any party of the Debt Commitment Letter or any termination of the Debt Commitment Letter.   For purposes of this Agreement, “Marketing Period” shall mean the first period of 20 consecutive Business Days throughout which Purchaser shall have all of the Required Information (as defined below), which Required Information is and remains Compliant (as defined below) and (x) nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 6.01 and 6.02 to fail to be satisfied assuming the Closing were to be scheduled on any day during such period and (y) at the end of which all of the conditions set forth in Sections 6.01 and 6.02 shall have been satisfied. “Compliant” means, with respect to any Required Information, that such Required Information does not contain any untrue statement of a material fact or omit to state any material fact regarding the Company, its Subsidiaries and their business necessary in order to make such Required Information not misleading.

(b)           Seller shall provide, and shall cause the Company and its Subsidiaries to  provide, and the Company shall provide (and shall cause its Subsidiaries to provide), and each shall use their respective commercially reasonable best efforts to cause their officers, employees, representatives and advisors to provide, to Purchaser all cooperation and information requested by Purchaser (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries) that is necessary in connection with the arrangement of the financing contemplated by this Section 5.08, including, without limitation, (i) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, road shows and other marketing meetings and sessions with rating agencies, (ii)

assisting any tax or other structural planning undertaken by Purchaser in connection with the transactions contemplated hereby, (iii) assisting with the preparation of an offering memorandum, a confidential information memorandum for the bank lending (the bank book), materials for the road show and rating agency presentations, business projections, financial statements, (iv) executing and delivering any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing or other documents as may be reasonably requested by Purchaser, including a certificate of the chief financial or other appropriate officer of any of the Company with respect to solvency and financial matters, (v) furnishing Purchaser and its financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may reasonably be requested by Purchaser or as otherwise required to be delivered in connection with the financing contemplated hereunder, including, without limitation, all financial statements, historical and pro forma financial data, management’s discussion and analysis or plan of operation and other information and data (including, without limitation, the information required by Rule 3-10 of Regulation S-X) of the type customarily required by financing sources in a financing similar to the debt financing, together with any reports of the Company’s independent accountants with respect thereto (including, without limitation, a report with respect to an SAS 100 review) (all information and materials required to be so provided pursuant to this clause (v), the “Required Information”), (vi) obtaining accountants’ comfort letters, legal opinions, surveys and title insurance as may be reasonably requested by Purchaser, (vii) providing and preparing all materials necessary to obtain, and otherwise assist Purchaser in obtaining, customary rating agencies’ confirmations or approvals for Purchaser’s financing as reasonably requested by Purchaser and (viii) facilitating the pledge of collateral, including, without limitation, taking any actions and executing any documents reasonably requested by Purchaser in connection therewith (provided that none of such pledges shall be effective prior to the Closing).  In no event shall Seller (at any time) or the Company or any of its Subsidiaries (at any time prior to the Closing) be required to pay any commitment or similar fee or incur any liability in connection with the Financing.  Purchaser shall, promptly upon request by Seller, reimburse Seller, the Company and its Subsidiaries for all reasonable out-of-pocket costs incurred by Seller, the Company or any of its Subsidiaries in connection with any of the activities described in this Section 5.08(b), it being understood that any such costs shall be for the account of Purchaser and, for the avoidance of doubt, in no event shall any such costs or expenses be deemed “Transaction Expenses” for the purposes of this Agreement.  Purchaser shall indemnify and hold harmless Seller, the Company, any of its Subsidiaries and their respective representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (excluding the out-of-pocket costs and expenses referred to in the immediately preceding sentence) suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than historical information regarding the Company or any of its Subsidiaries that is provided by Seller, the Company or any of its Subsidiaries to Purchaser pursuant to this Section 5.08), including in connection with any commitment letter, underwriting or placement agreement, pledge and security document, or other definitive financing or other document executed prior to Closing in connection therewith.

(c)           Without limiting the generality of the foregoing, Seller shall cause the Company to, and the Company shall, as soon as reasonably practicable following the same becoming available, provide, for each, to the extent applicable, fiscal month, quarter, and year end between the date hereof and the Closing:  (i) unaudited monthly consolidated financial statements for the Company and its Subsidiaries; (ii) unaudited quarterly consolidated financial statements, including notes, for the Company and its Subsidiaries, reviewed by Ernst & Young LLP pursuant to SAS 100, together with a letter of Ernst & Young LLP to the effect that they have performed a review of such financial statements as described in SAS 100 and stating the results of such review; and (iii) audited annual consolidated financial statements for the Company and its Subsidiaries.

(d)           In the event that a portion of the financing undertaken by Purchaser in connection with the Closing is derived from a bond issuance (as opposed to second lien bank loans), the amount set forth in Section 2.01(a) of $1,135,000,000 shall be increased by $15,000,000 to $1,150,000,000.

Section 5.09           Employee Matters.

(a)           Effective as of the Closing Date, Purchaser shall cause the Company and its Subsidiaries to provide the Employees employee benefits which are substantially comparable in the aggregate to the employee benefits they enjoyed immediately prior to the Closing Date for a period of no less than 12 months after the Closing Date (excluding equity-based plans). No provision in this Section 5.09(a) shall (i) limit the Company’s or any of its Subsidiaries’ right to terminate any Employee’s employment in its discretion, or (ii) require the Company or any of its Subsidiaries to maintain any specific employee benefit plan, arrangement or program or any employment condition.

(b)           Following the Closing Date: (i) for purposes of determining eligibility to participate, vesting and benefits accrual (other than benefit accrual under any defined benefit pension plan) in plans, programs, policies and arrangements maintained by Purchaser, the Company or its Subsidiaries in respect of any Employee following the Closing (the “Purchaser’s Benefit Plans”), each Employee will be credited with all such Employee’s years of service with the Company and its Subsidiaries (to the extent such service was credited under the analogous predecessor plan), except to the extent such credit would result in an unintended duplication of benefits, (ii) Purchaser shall cause the eligibility of any Employee under any Purchaser’s Benefit Plan providing health and welfare benefits not to be subject to any exclusion for any pre-existing condition or waiting periods to the extent waived under a comparable Employee Benefit Plan maintained by the Company or any of its Subsidiaries immediately prior to the Closing, and (iii) eligible expenses incurred by any Employee up to and including the Closing Date shall be taken into account for purposes of satisfying applicable deductible provisions and/or annual out-of-pocket limits, if any, under Purchaser’s Benefit Plans in which such Employee is eligible to participate, to the extent credited under the Employee Benefit Plans.

Section 5.10           Investigation and Agreement by Purchaser; No Other Representations or Warranties.

(a)           Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations, and Purchaser requested such documents and information from the Company as Purchaser considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated hereby.

Purchaser acknowledges and agrees that it has had an opportunity to ask questions of and receive answers from the Company with respect to matters Purchaser considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)           Purchaser agrees that, neither Seller nor the Company shall be deemed to have made any representation or warranty other than as expressly set forth in Article III of this Agreement and in any certificate delivered by Seller or the Company pursuant to Article VI hereof.

Section 5.11           Exclusive Dealing.  During the period from the date of this Agreement through the Closing Date or the termination of this Agreement pursuant to Article VII, Seller will not, and will cause the Company and its Subsidiaries to not, and the Company will not (and will cause its Subsidiaries not to), take, or permit any other Person on its behalf to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Purchaser, its Affiliates and their respective representatives) concerning, either directly or indirectly, (a) the acquisition or recapitalization of the Company or any of its Subsidiaries, (b) a merger, consolidation or other business combination involving, or sale of all or substantially all of the assets of, the Company or any of its Subsidiaries or (c) the acquisition of any capital stock of the Company or any of its Subsidiaries.

Section 5.12           Termination of Agreements.  On and after the Closing, all Contracts (other than this Agreement and the Escrow Agreement), if any, between the Company and its Subsidiaries, on the one hand, and Seller or any of its post-Closing Affiliates, on the other hand, shall be terminated as between them without any further force and effect, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.  In addition, all accounts between the Company and its Subsidiaries, on the one hand, and Seller or any of its post-Closing Affiliates, on the other hand, shall be settled in full prior to the Closing Date.  Furthermore, prior to Closing, all currency, rate or other swap or hedging Contracts or similar arrangements to which the Company or any of its Subsidiaries are a party or by which their respective assets may be bound shall be terminated and all breakage and unwinding fees relating thereto shall be settled and, to the extent payment thereof is required, paid in full.

Section 5.13           Resignations.  Prior to the Closing, Seller shall obtain the written resignations, which shall be effective as of the Closing, of each of the officers and directors of the Company and its Subsidiaries set forth on Schedule 5.13 or otherwise notified to Seller in writing by Purchaser at least five Business Days prior to Closing.

Section 5.14           Non-Solicitation.  Until the second anniversary of the Closing Date, Seller shall not, and shall cause its Subsidiaries and its and their officers, directors and employees not to, without the prior written consent of Purchaser, directly or indirectly on its own behalf or in the service or on behalf of others, solicit or induce or hire any Specified Employee to leave his employment with the Company and its Subsidiaries to become an employee of Seller or any Affiliates controlled by Seller; provided, however, nothing herein shall (a) apply to any Specified Employee who ceases to be employed by the Company or its Subsidiaries at least twelve months prior to any such solicitation steps or (b) prevent the Seller or any such Affiliate controlled by Seller from making any general advertisement or general solicitation for employment (including any general advertisement or general solicitation made through executive search firms) and hiring any person identified thereby, so long as, in each such case, no such general advertisement or solicitation is targeted or focused on any Specified Employee.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01           Conditions to Obligations of Each Party.  The obligations of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereby are subject to the fulfillment, on or before the Closing Date, of the conditions set forth in this Section 6.01, any one or more of which may be waived in writing by the party entitled to the benefit of such condition (subject to the provisions of Section 9.01).

(a)           Governmental Consents.  The waiting period applicable to the consummation of the Acquisition under the HSR Act and any applicable waiting periods under the Other Antitrust Laws shall have expired or been terminated, the Competition Act Approval shall have been obtained, and all other Orders of, declarations and filings with, and notices to any Governmental Authority required to permit the consummation of the Acquisition shall have been obtained or made and be in full force and effect.

(b)           No Action or Proceeding.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Acquisition or any of the other transactions contemplated hereby shall be in effect, and no Applicable Law shall have been enacted or shall be deemed applicable to the Acquisition or any of the other transactions contemplated hereby which makes the consummation of the Acquisition or any such transaction illegal.

Section 6.02           Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the fulfillment, on or before the Closing Date, of the conditions set forth in this Section 6.02, any one or more of which may be waived by Purchaser in writing in its discretion (subject to the provisions of Section 9.01).

(a)           Representations and Warranties.  All representations and warranties made by Seller and the Company herein (i) (x) that are qualified as to “materiality” (including the word “material”) or “Company Material Adverse Effect” or “Seller Material Adverse Effect” or (y) that are Fundamental Representations shall, in each such case, be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all respects only as of such specific date or time, and (ii) that are not so qualified by materiality, Company Material Adverse Effect or Seller Material Adverse Effect or that are not Fundamental Representations shall be true and correct in all material respects, except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all material respects only as of such specific date or time, and Purchaser shall have received a certificate signed by an officer of Seller (as to the representations of Seller) and an officer of the Company (as to the representations of the Company) to such effect.

(b)           Covenants.  Each of Seller and the Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date (including, without limitation, compliance with Section 2.04(c)(ii) and Section 2.04(d)(ii), and Purchaser shall have received a certificate signed by an officer of Seller (as to the covenants of Seller) and an officer of the Company (as to the covenants of the Company) to such effect.

(c)           Company Material Adverse Effect.  There shall not have been any Company Material Adverse Effect since the date of this Agreement.

Section 6.03           Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated hereby are subject to the fulfillment, on or before the Closing Date, of the conditions set forth in this Section 6.03, any one or more of which may be waived by Seller in writing in its discretion (subject to the provisions of Section 9.01).

(a)           Representations and Warranties.  All representations and warranties made by Purchaser herein (i) that are qualified as to “materiality” (including the word “material”) or “Purchaser Material Adverse Effect” shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all respects only as of such specific date or time, and (ii) that are not so qualified by materiality Purchaser Material Adverse Effect shall be true and correct in all material respects,  except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all material respects only as of such specific date or time, and Seller shall have received a certificate signed by an officer of Purchaser to such effect.

(b)           Covenants.  Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing Date, and Seller shall have received a certificate signed by an officer of Purchaser to such effect.

(c)           Purchase Price Payment.  Seller shall have received the Purchase Price in immediately available funds and in accordance with its payment instructions as provided in Section 2.03.

ARTICLE VII

TERMINATION AND ABANDONMENT

Section 7.01           Termination.

(a)           Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)            by mutual written consent of Seller and Purchaser;

(ii)           by either Seller or Purchaser in the event that a temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Acquisition or any of the other transactions contemplated hereby shall have become final and non-appealable; provided, that, the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used its commercially reasonable best efforts to have such order, injunction or other Order vacated;

(iii)          by Purchaser if Purchaser is not then in material breach of this Agreement and if there shall have been any breach by Seller or the Company (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b), as applicable, and (B) either (1) shall not have been cured within fifteen (15) days following receipt by Seller of written notice of such breach, or such longer period in the event that such breach cannot reasonably be expected to be cured within such 15-day period and Seller is, or Seller is causing the Company to, and the Company is, as the case may be, diligently pursuing such cure, but in no event later than the Termination Date or (2) shall be incapable of being cured by the Termination Date;

(iv)          by Seller if neither Seller nor the Company is then in material breach of this Agreement and if there shall have been any breach by Purchaser (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b), as applicable, and (B) either (1) shall not have been cured within fifteen (15) days following receipt by Purchaser of written notice of such breach, or such longer period in the event that such breach cannot reasonably be expected to be cured within such 15-day period and Purchaser is diligently pursuing such cure, but in no event later than the Termination Date (the “Purchaser Cure Period”) or (2) shall be incapable of being cured by the Termination Date; provided, however, that there shall be no Purchaser Cure Period for Purchaser’s failure to obtain on or prior to the Termination Date all funds necessary to consummate the Acquisition and the other transactions contemplated hereby in accordance with the terms and conditions hereof;

(v)           by either Seller or Purchaser, if the Closing does not occur on or prior to April 15, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (v) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; or

(vi)          by Seller if Purchaser fails to obtain on or prior to the Termination Date all funds necessary to consummate the Acquisition and the other transactions contemplated hereby in accordance with the terms and conditions hereof.

(b)           In the event of termination by Seller or Purchaser pursuant to this Section 7.01, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(i)            Purchaser shall, and shall cause each of its directors, officers, employees, agents, representatives and advisors to, return to Seller all documents and other material received from Seller, the Company or any of its Subsidiaries or any of their respective Affiliates or representatives relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

(ii)           all confidential information received by Purchaser, its directors, officers, employees, agents, representatives or advisors with respect to the business of Seller and its Affiliates, the Company or any of the Company’s Subsidiaries shall be treated in accordance with Section 5.01, which shall remain in full force and effect notwithstanding the termination of this Agreement.

Section 7.02           Effect of Termination.  If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.01 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it from Seller, the Company or any of its Subsidiaries or any of their respective representatives, (ii) Section 5.08(b) relating to (x) the obligations of Purchaser to reimburse Seller, the Company and its Subsidiaries for certain costs as described in the penultimate sentence of Section 5.08(b) and (y) the obligations of Purchaser to indemnify and hold harmless Seller, the Company, any of its Subsidiaries and their respective representatives for certain matters as described in the last sentence of Section 5.08(b), (iii)  Sections 7.01(b) and 7.03 and this Section 7.02 and (iv) Article IX.  Nothing in this Section 7.02 shall be deemed to release any party from any liability for any fraud, willful misconduct or intentional breach of this Agreement by such party or, subject to Section 9.07, to impair the right of any party to obtain any injunction to prevent breaches of, or compel specific performance by any other party of its obligations under, this Agreement.

Section 7.03           Damages.

(a)           Purchaser agrees that, if the conditions set forth in Section 6.01 and Section 6.02 have been satisfied (other than the failure to satisfy any condition set forth in Section 6.01 that is the result of a breach of this Agreement by Purchaser) or (in the case of those conditions that by their nature are to be fulfilled at the Closing) are capable of being satisfied and Purchaser shall fail to effect the Closing pursuant to Article II and satisfy its obligation to fund the Purchase Price for any reason on or prior to the Termination Date, then, within two Business Days following termination of this Agreement, Purchaser shall pay to the Company a fee of $30,000,000 (the “Termination Fee”) in immediately available funds.  Subject to clause (b)

below, the Company shall have the right to seek payment from Purchaser for all losses and damages suffered or incurred by the Company and Seller by reason of any breach of this Agreement by Purchaser and payment of the Termination Fee shall not limit the right of the Company and Seller to seek payment in respect of such losses and damages which exceed the Termination Fee.

(b)           Notwithstanding anything in this Agreement to the contrary: (i) if in the circumstances in which Purchaser becomes obligated to pay the Termination Fee, Purchaser is not otherwise in breach of this Agreement such that the conditions set forth in Section 6.03(a) and Section 6.03(b) would be satisfied (excluding Purchaser’s failure in and of itself to fund the Purchase Price and otherwise effect the Closing solely because of a failure to receive the proceeds of the debt financing contemplated by the Debt Commitment Letter or the failure to receive the proceeds of any replacement financing (as required pursuant to Section 5.08(a)) that would cause the conditions set forth in Section 6.03(a) and Section 6.03(b) not to be satisfied), then the right of Seller to receive payment of the Termination Fee in accordance herewith shall be the sole and exclusive remedy of Seller and its Affiliates for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this the Agreement by Purchaser and the failure of the Acquisition to be consummated (it being understood that in any other case Seller’s and its Affiliates right to recover any other or additional damages and remedies available to it in respect of any breach of this Agreement by Purchaser shall be as set forth in clause (ii)); and (ii) in no event shall Purchaser be subjected to liability in excess of $50,000,000 in the aggregate (inclusive of any Termination Fee) for losses and damages suffered or incurred by the Company, Seller and their respective Affiliates arising from or in connection with any breach by Purchaser of the representations, warranties, covenants and agreements contained in this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01           Survival of Claims.  The representations and warranties contained herein and in any certificate delivered pursuant to Article VI shall survive until the eighteenth month anniversary of the Closing; provided, that the representations and warranties in Sections 3.01, 3.02, 3.03, 3.18(a), 3.18(b) and 3.21 shall survive indefinitely (collectively, the “Fundamental Representations”) (as applicable, the “Indemnification Expiration Date”).  All covenants and agreements contained herein shall survive the Closing.  For the avoidance of doubt, the expiration of the applicable survival periods shall not affect an Indemnitee’s rights under any claim validly made in accordance with this Agreement prior to such expiration.

Section 8.02           Indemnity by Seller.  Subject to the provisions of this Article VIII, from and after the Closing Date, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates, including, without limitation, the Company and the Subsidiaries, and their directors, officers and employees (collectively, the “Purchaser Indemnified Parties”) from and against all losses, damages, liabilities, charges, costs and expenses (including, without limitation, reasonable and documented attorneys’ fees) that a Purchaser Indemnified Party may incur or suffer (“Purchaser Losses”) which arise or result from: (a) any breach of the representations and warranties made by Seller or the Company herein and in any certificate delivered pursuant

Article VI (determined without regard to any materiality, Company Material Adverse Effect or Seller Material Adverse Effect qualifier therein (other than the reference to Company Material Adverse Effect in Section 3.19(b)), except for breaches of the representations and warranties in Section 3.07, which shall be governed by clause (c) below; (b) any breach by Seller or the Company of any of their covenants, agreements or obligations to be performed prior to the Closing or any breach by Seller of any of its covenants, agreements or obligations to be performed after the Closing; (c)(i) Taxes of the Company or any of its Subsidiaries (or any predecessors) for all taxable periods ending on or before the Closing Date (“Pre-Closing Tax Period”) and, with respect to any taxable period that begins on or before and ends after the Closing Date (a “Straddle Period”), for the portion thereof ending on the Closing Date, subject to, (x) in the case of Taxes other than federal, state, local or foreign Income Taxes, the amount of any reserve for such Taxes included as a Current Liability in the Final Closing Date Statement, and (y) in the case of Income Taxes with respect to periods ending prior to January 1, 2006, the amount of the reserve of such Taxes included as a Current Liability in the Final Closing Date Statement, (ii) Taxes (as a result of Treasury Regulation Section 1.1502-6 or otherwise) of Seller or any other Person (other than Purchaser, the Company or any of its Subsidiaries) which is or has ever been affiliated with the Company or any of its Subsidiaries or with whom the Company or any of its Subsidiaries otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, prior to the Closing Date or as a transferee or successor, by contract or otherwise, and (iii) a breach of any of the representations or warranties contained in Section 3.07 of this Agreement; or (d) any claim, proceeding or suit brought against any of them under the Worker Adjustment Retraining and Notification Act, or any similar local, state, federal or foreign law (collectively, “WARN”), which relates to actions taken by Seller or the Company or any of their respective Subsidiaries or Affiliates at, or at any time prior to, the Closing with regard to any site of employment or one or more facilities or operating units within any site of employment of the Company or any of its Subsidiaries, in each case, other than with respect to any such actions taken by Seller or the Company or any of their respective Subsidiaries or Affiliates at the specific request of Purchaser. For purposes of this Agreement, in the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be: (x) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (y) in the case of Taxes not described in clause (x) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

Section 8.03           Indemnity by Purchaser.  Subject to the provisions of this Article VIII, from and after the Closing Date, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates and their directors, officers and employees (collectively, the “Seller Indemnified Parties”) from and against all losses, damages, liabilities, charges, costs and expenses (including, without limitation, reasonable and documented attorneys’ fees) that a Seller

Indemnified Party may incur or suffer (“Seller Losses”) which arise or result from: (a) any breach of the representations and warranties made by Purchaser herein and in any certificate delivered pursuant to Article VI (determined without regard to any materiality or Purchaser Material Adverse Effect qualifier therein); (b) any breach by Purchaser of any of its covenants, agreements or obligations; or (c) any claim, proceeding or suit brought against any of them under WARN, which relates to actions taken by Purchaser or the Company or any of their respective Subsidiaries or Affiliates at, or at any time after, the Closing with regard to any site of employment or one or more facilities or operating units within any site of employment of the Company or any of its Subsidiaries.

Section 8.04           Timing of Claims.  No claim for indemnification under Section 8.02(a) or Section 8.03(a) may be brought by any party after the Indemnification Expiration Date, except that any such claim that complies with the applicable provisions of this Article VIII and which is made prior to the Indemnification Expiration Date shall survive the Indemnification Expiration Date until resolved in accordance with this Article VIII.  No claim for indemnification under Section 8.02(b) (solely with respect to covenants and agreements to be performed prior to the Closing Date), 8.02(c) or 8.02(d) or Section 8.03(b) (solely with respect to covenants and agreements to be performed prior to the Closing Date) or 8.03(c) may be brought by any party after the eighteen month anniversary of the Closing, except that any such claim that complies with the applicable provisions of this Article VIII and which is made prior to the such date shall survive such date until resolved in accordance with this Article VIII.

Section 8.05           Certain Limitations as to Amounts or Sources of Recovery.

(a)           Thresholds.  Except in the case of claims for fraud or breaches of Fundamental Representations, no Indemnitee shall be entitled to indemnification pursuant to Section 8.02(a) or Section 8.03(a) except to the extent that (i) Purchaser Losses or Seller Losses (as the case may be) in respect of a single claim or related claims exceeds $50,000 and (ii) the aggregate amount of all Purchaser Losses or Seller Losses (as the case may be) in respect of which the applicable Indemnified Parties are entitled to indemnification hereunder exceeds an aggregate threshold of $5 million (the “Indemnity Threshold”), and in such case, the applicable Indemnified Parties shall be entitled to recover the amount of such claims only in excess of the Indemnity Threshold.

(b)           Aggregate Cap.  Except in the case of claims for fraud, breaches of Fundamental Representations or willful breaches of covenants, the aggregate liability of Seller or Purchaser (as the case may be) under this Article VIII shall in no event exceed $20 million.

(c)           Escrow Sole Source of Indemnity.  Except in the case of claims for fraud, breaches of Fundamental Representations or willful breaches of covenants, the Purchaser Indemnified Parties’ sole source of recourse for indemnifiable Purchaser Losses under this Article VIII shall be the right to seek recourse from the funds then contained in the Indemnity Escrow Account in accordance with the Escrow Agreement.

(d)           Income Tax Limitations.  Notwithstanding anything to the contrary contained herein, none of the limitations set forth in Section 8.05(a) shall apply to any Purchaser Losses pursuant to Section 8.02(c) of this Agreement to the extent that such Taxes are federal, state, provincial or local foreign Income Taxes that relate to taxable periods (or portions thereof) of the Company or its Subsidiaries that begin on or after January 1, 2006 and end on or prior to the Closing Date, or in the case of a Straddle Period that begins on or after January 1, 2006, the portion of such Straddle Period that ends on the Closing Date, as determined in accordance with Section 8.01(c); provided, however, that any such Purchaser Losses shall be reduced by any amounts relating to such federal, state, provincial, local or foreign Income Taxes that actually reduced the Purchase Price because they were including in the calculation of Closing Indebtedness.

Section 8.06           Procedure for Indemnification.  If any Person entitled to indemnification pursuant to Section 8.02 or Section 8.03 hereof (the “Indemnitee”) receives notice from a third party of any matter that may give rise to a claim for indemnification pursuant to such sections (the “Indemnifying Party”), the procedure set forth below shall be followed:

(a)           Notice.  The Indemnitee shall give to the Indemnifying Party written notice of any claim, suit, judgment or matter for which indemnity may be sought under Section 8.02 or Section 8.03 hereof (a “Claim Notice”), promptly after the Indemnitee receives notice thereof; provided, however, that any delay in the Indemnitee’s delivery of a Claim Notice to the Indemnifying Party shall not prejudice the Indemnitee’s right to receive indemnification unless, and then only to the extent that, the Indemnifying Party is actually prejudiced by such delay.  The Claim Notice shall set forth the amount (or a reasonable estimate, if then practicable) of Purchaser Losses or Seller Losses, as the case may be, suffered, or which may be suffered, by the Indemnitee together with (to the extent known) the specific factual and legal basis for such claim.  The Indemnitee shall also, promptly after Indemnitee’s receipt thereof, furnish to the Indemnifying Party such information (in reasonable detail) it may have with respect to the claim (including copies of any summons, complaint or other pleading that may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).

(b)           Defense of a Claim.  The Indemnifying Party shall have the right to assume the defense or otherwise control the handling of any claim, suit, judgment or matter for which indemnity is sought, at the Indemnifying Party’s cost and expense, and with counsel of selected by the Indemnifying Party, unless such claim seeks an injunction or other equitable relief against the Indemnitee.  The Indemnifying Party shall have thirty (30) days after its receipt of a Claim Notice duly delivered to it in accordance with clause (a) above to assume the defense of any such claim.  If the Indemnifying Party elects to assume and control the defense, (i) the Indemnitee shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but at its sole cost and expense (provided, that, the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party if there are one or more legal defenses available to the Indemnitee that conflicts with those available to the Indemnifying Party); and (ii) the Indemnifying Party shall have the right to compromise or settle such claim in its reasonable discretion (provided, that, without the prior written consent of the Indemnitee, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to any matter if such judgment or settlement would (x) impose any injunctive or other equitable or non-monetary relief against the Indemnitee or (y) result in liabilities to the Indemnitee which, when taken together with other existing claims under this Article VIII, would not be fully indemnified hereunder (which, for the avoidance of doubt, shall mean with respect to any Purchaser Indemnified Party, that there shall remain sufficient amounts in the Indemnity Escrow Account to satisfy all such liabilities and any pending claims).  If the Indemnifying Party does not assume the defense of any claim or matter for which indemnity is sought within thirty (30) days after its receipt of a Claim Notice duly delivered to it in accordance with clause (a) above, the Indemnitee shall have the right to assume such defense at the Indemnifying Party’s sole cost and expense, subject to the Indemnifying Party’s right to participate in such defense.  In the event that the Indemnitee assumes the defense of such claim in accordance with the previous sentence, the Indemnitee’s defense of such claim or matter shall not in any way diminish or lessen the obligations of the Indemnifying Party under the agreements of indemnification set forth in this Article VIII and the Indemnifying Party shall be bound by the results obtained in good faith by Indemnitee with respect to such claim.  The parties shall reasonably cooperate in the defense of any such claim or matter and each shall make available all books and records and other information which are relevant in connection with such claim or matter.

Section 8.07           Claims Between Purchaser and Seller.  Any claim for indemnification under this Agreement which does not result from the assertion of a claim by a third party shall be asserted by written notice given by the Indemnitee to the Indemnifying Party, which notice shall include the amount or estimated amount of such claim together with the specific factual and legal basis for such claim (which will be described in reasonable detail).  If the Indemnifying Party notifies the Indemnitee that it does not dispute the claim or the estimated amount of such claim, or fails to notify the Indemnitee within 30 days after delivery of a notice of a claim that the Indemnifying Party disputes the claim or the estimated amount of the claim, the estimated amount of the claim specified in such notice shall be deemed conclusively to be a Purchaser Loss or Seller Loss, as applicable, that, subject to the other provisions of this Article VIII (including Sections 8.04, 8.05 and 8.08), is to be indemnified hereunder.  If the Indemnifying Party does so notify the Indemnitee, the Indemnitee and the Indemnifying Party will proceed, in good faith, to agree on the amount, if any, of such indemnification claim.  If the Indemnitee and Indemnifying Party are unable to agree on the amount of such indemnification claim within thirty (30) days after such notice by the Indemnifying Party to the Indemnitee, then either party may commence a litigation proceeding with respect to such claim in accordance with to Sections 9.09 and 9.10.

Section 8.08           Calculation of Losses.

(a)           All Purchaser Losses or Seller Losses that any Purchaser Indemnified Party or Seller Indemnified Party, as the case may be, is entitled to indemnification under this Article VIII shall be calculated after giving effect to: (i) any proceeds actually received from insurance policies covering the damage, loss, liability or expense that is the subject to the claim for indemnity, (ii) any proceeds actually received from third parties, including through indemnification, counterclaim, reimbursement arrangement, contract or otherwise in compensation for the subject matter of an indemnification claim by such Indemnitee (such arrangements referenced in clauses (i) and (ii), collectively, “Alternative Arrangements”) and (iii) the Tax Benefit to the Indemnitee resulting from, or as a consequence of, the damage, loss, liability or expense that is the subject of the indemnity, in the case of clauses (i), (ii) and (iii), net of any reasonable out-of-pocket expenses incurred by such Indemnitee in collecting such amount.  In computing the amount of any such Tax Benefit referred to in the foregoing sentence, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any Purchaser Losses or Seller Losses, as the case may be.  Without limiting clause (iii), the taking of a Tax deduction in connection with any such damage, loss, liability or expense that is subject to a claim for indemnification shall be at the discretion of the Indemnitee.

(b)           Following the Closing, each Purchaser Indemnified Party and each Seller Indemnified Party shall utilize their commercially reasonable best efforts, consistent with normal practices and policies and good commercial practice, to mitigate any amounts payable under Section 8.02, including pursuing all reasonable remedies to collect any proceeds pursuant to Alternative Arrangements covering the Purchaser Loss or Seller Loss, as applicable, that is the subject to the claim for indemnity (provided that the Indemnitee shall not be required to institute a lawsuit in respect of any Alternative Arrangement).  If any such proceeds, benefits or recoveries are actually received by any Indemnitee with respect to any Purchaser Losses or Seller Losses, as the case may be, after any Indemnitee has actually received proceeds in respect of such indemnification claim, such Indemnitee shall promptly, but in any event no later than ten (10) Business Days after the receipt, realization or recovery of such proceeds, benefits or recoveries, pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries actually received (such amount not to exceed, in any event, the amount previously paid in respect thereof by the Indemnifying Party).

(c)           No Indemnitee will be entitled to indemnification pursuant to this Article VIII with respect to (x) any indirect, special, incidental, consequential or punitive damages, except to the extent that any such indirect, special, incidental, consequential or punitive damages are awarded to third parties, or (y) any claim or liability to the extent taken into account in the calculation of the final Net Working Capital Adjustment Amount pursuant to Section 2.03(c).

Section 8.09           Tax Matters.

(a)           For a period of eighteen months following Closing, (i) any refunds or credits of federal, state, provincial, local or foreign Income Taxes that were paid in respect of a taxable year or tax period (or a portion thereof) of the Company ending on or before the Closing Date, together with any interest received from the applicable taxing authority, shall be for the account of Seller, and (ii) any refund or credits of any Taxes not described in clause (i) that were paid in respect of any taxable year or tax period (or a portion thereof) of the Company, together with any interest received from the taxing authority, shall be for the account of Purchaser.  From and after the Closing Date until the eighteenth month anniversary of the Closing Date, if a party receives a refund of Taxes to which another party is entitled under this Section 8.09(a), it shall pay the refund to the other party within 15 days of its receipt from the taxing authority.

(b)           For a period of eighteen months following the Closing, none of Purchaser or any of its Affiliates shall (or after the Closing, shall cause or permit the Company or any of its Subsidiaries to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company (i) with respect to any Pre-Closing Tax Period, or (ii) with respect to any Straddle Period without the prior written consent of Seller, which consent shall not be unreasonably withheld.

Section 8.10           Adjustment to Purchase Price.  All amounts paid by the parties under this Article VIII shall, to the extent permitted by Applicable Law, be treated as adjustments to the Purchase Price for all purposes (including Tax purposes except as otherwise required by Applicable Law).

Section 8.11           Exclusive Remedy after Closing.  The indemnification provisions of this Article VIII shall (in the absence of fraud, willful misconduct or intentional breach), after the Closing, be the sole and exclusive remedy (other than equitable remedies) of the parties for any breach of the obligations, covenants, agreements, representations and warranties set forth in this Agreement, or for any other claims or causes of actions arising out of, relating to or in connection with the transactions contemplated hereby or thereby, whether based upon breach of contract, tort or otherwise.

Section 8.12           Waiver of Recourse.  Notwithstanding anything to the contrary contained herein, following the Closing, no Seller Indemnified Party shall be entitled to any recourse against the Company in respect of any breach of any representation or warranty of the Company made herein or in any certificate or other writing delivered pursuant hereto or any covenant to be performed by the Company or any of its Subsidiaries prior to the Closing Date, whether by contribution or otherwise.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01           Amendment, Modification and Waiver.  This Agreement may be amended, modified or superseded and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance.  Any waiver by a party, in writing, of any term or condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement shall not be deemed to operate as a waiver of any subsequent or other non-compliance with such term or condition or breach of such provision, term, covenant, representation or warranty contained in this Agreement.

Section 9.02           Assignability, Parties in Interest and No Third Party Beneficiaries.  This Agreement and the rights, interests or obligations hereunder may not be assigned by any of the parties hereto without the prior written consent of the other party hereto; provided, that Purchaser may assign its rights, in whole or in part, to one or more Affiliates, but no such assignment shall relieve Purchaser of its obligations hereunder.  Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon Purchaser and Seller and their respective permitted successors and assigns.  Except as provided above or as expressly set forth in Section 5.06(c), nothing in this Agreement will confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

Section 9.03           Publicity.  Prior to the 90th day following the earlier of the Closing or termination of this Agreement in accordance with its terms, none of the parties hereto shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless such party determines, after receiving the advice of outside counsel, that disclosure is otherwise required by Applicable Law; provided, that, to the extent any such disclosure is so required, the party intending to make such release shall use its commercially reasonable best efforts consistent with such Applicable Law to consult with the other party with respect to the text thereof.

Section 9.04           Notices.  All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) three Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile; provided, that, the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient, and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

(a)           If to Seller or, prior to the Closing, the Company, to:

Brand Holdings, LLC

CCMP Capital

245 Park Avenue, 16th Floor

New York, NY 10167-2403

Attention:  Christopher C. Behrens
Fax Number:  (917) 464-8231

with a copy to (which shall not qualify as notice):

Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, NY 10019
Attention:  Mark S. Wojciechowski, Esq.
Fax Number:  (212) 262-1910

or to such other Person or address as Seller furnishes to Purchaser in writing.

(b)           if to Purchaser, to:

FR Brand Acquisition Corp.
c/o First Reserve Corporation
One Lafayette Place
Greenwich, CT  06930
Attention:  Alan G. Schwartz
Fax Number:  (203) 625-8579

with a copy to (which shall not qualify as notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:  William E. Curbow, Esq.
Fax Number:  (212) 455-2502

or to such other person or address as Purchaser shall furnish to Seller in writing.

Section 9.05           Complete Agreement.  This Agreement, including the Schedules, Annexes and Exhibits hereto, and any written amendments to the foregoing satisfying the requirements of Section 9.01, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the parties with respect to such matters.  All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule, Annex or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Section 9.06           Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein (including, without limitation, as set forth in Section 7.03) each of the parties hereto shall be responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations in respect of and the performance of its respective obligations pursuant to this Agreement including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such party.  Notwithstanding the foregoing, all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Purchaser.

Section 9.07           Severability; Specific Performance.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by Seller or the Company in accordance with the terms of this Agreement and that, prior to termination, Purchaser shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or equity.  The parties acknowledge that neither Seller nor the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Purchaser and that Seller’s and the Company’s sole and exclusive remedy with respect to any such breach shall be the remedies as set forth in Section 7.03; provided, however, that Seller and the Company shall be entitled to specific performance against Purchaser to prevent any breach by Purchaser of Section 5.01.

Section 9.08           Governing Law.  This Agreement and any disputes arising under or related thereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles.

Section 9.09           Jurisdiction.  Each party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding.

Section 9.10           Waiver of Trial by Jury.  Each party hereby waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto.  Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.10.

Section 9.11           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

BRAND HOLDINGS, LLC

By:
Name:
Title:

BRAND ENERGY & INFRASTRUCTURE SERVICES, INC.

By:
Name:
Title:

FR BRAND ACQUISITION CORP.

By:
Name:
Title: